As filed with the Securities and Exchange Commission on June 29, 2010

Registration No.  333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM F-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Brookfield Infrastructure Partners L.P.

(Exact name of Registrant as specified in its charter)

Bermuda	Not applicable
(State or other jurisdiction of	(I.R.S. Employer Identification Number)
incorporation or organization)

Canon’s Court 22 Victoria Street Hamilton, HM 12, Bermuda +1 (441) 295-2244	Torys LLP 237 Park Avenue New York, New York 10017 Attention: Daniel P. Raglan (212) 880-6000
(Address and telephone number of Registrant’s principal executive offices)	(Name, address and telephone number of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are to be offered pursuant to distribution or interest reinvestment plans, please check the following box.   ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit (2)		Proposed Maximum Aggregate Offering Price (2)		Amount of Registration Fee
Limited Partnership Units	2,750,000	US$	16.13	US$	44,357,500	US$	3,163

(1)    Plus such additional shares as may be issued by reason of stock splits, stock distributions and similar transactions.

(2)    Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based on the average of the high and low prices of Brookfield Infrastructure Partners L.P. Limited Partnership Units on the New York Stock Exchange on June 25, 2010.

Brookfield Infrastructure Partners L.P.

2,750,000 Limited Partnership Units

DISTRIBUTION REINVESTMENT PLAN

This prospectus covers 2,750,000 limited partnership units, or LP Units, of Brookfield Infrastructure Partners L.P., or BIP, issuable under BIP’s distribution reinvestment plan, or the Plan, which provides holders of the LP Units, or the Unitholders, with a simple and convenient method of investing cash distributions declared on the LP Units.

Under the Plan, Unitholders may opt to have all or a portion of their cash distributions declared on their LP Units, less any applicable withholding taxes, reinvested in additional LP Units, without paying any brokerage commissions or service charges. LP Units purchased under the Plan on each distribution payment date, or an Investment Date, will be issued from treasury at a price per unit, or the Market Price, calculated by reference to the volume weighted average of the trading price (in U.S. dollars) for the LP Units on the New York Stock Exchange, or the NYSE, for the five trading days immediately preceding the Investment Date. The LP Units are listed on the NYSE under the symbol “BIP” and on the Toronto Stock Exchange, or the TSX, under the symbol “BIP.UN.” On June 28, 2010, the closing price for the LP Units was US$16.09 on the NYSE and C$16.69 on the TSX.

The declaration and payment of distributions on the LP Units is at the discretion of the board of directors of BIP’s general partner, Brookfield Infrastructure Partners Limited, or the Managing General Partner.  BIP presently pays quarterly distributions on the LP Units on March 31, June 30, September 30 and December 31 of each year.

BIP cannot estimate the anticipated proceeds from the issuance of LP Units under the Plan, which will depend upon the market price of the LP Units, the extent of Unitholder participation in the Plan and other factors.

Investing in the LP Units involves a high degree of risk. You should consider certain risk factors before enrolling in the Plan. See “Risk Factors” on page 9 of this prospectus and in the documents incorporated by reference in this prospectus for a discussion of certain factors relevant to an investment in the LP Units.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 29, 2010.

You should rely only on the information contained or incorporated by reference in this prospectus prepared by us or on our behalf. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. References to this “prospectus” include documents incorporated by reference herein. See “Documents Incorporated by Reference.” We are not making an offer of these securities in any jurisdiction where an offer is not permitted and, therefore, this document may only be used where it is legal to offer these securities. The information in this prospectus or the documents incorporated by reference is accurate only as of the date on the front of such documents. Our business, financial condition, results of operations and prospects may have changed since then.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, relating to the LP Units to be offered and sold pursuant to the Plan.

Before you invest, you should read both this prospectus and any additional information incorporated by reference and described under the heading “Documents Incorporated by Reference.” The information incorporated by reference in this prospectus is considered to be part of this prospectus, and certain information that we file later with the SEC will automatically update and supersede this information. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. You should refer to the registration statement and the exhibits to the registration statement for further information with respect to us and the securities that may be offered hereunder.

Unless the context requires otherwise, when used in this prospectus, the terms “BIP,” “we,” “us” and “our” refer to, collectively, our partnership, Brookfield Infrastructure Partners L.P., Brookfield Infrastructure L.P., or Brookfield Infrastructure, the subsidiaries of Brookfield Infrastructure that, from time-to-time, hold our interests in the operating entities, and the operating entities that directly or indirectly hold our current operations and assets that we may acquire in the future, including any assets held through joint ventures, partnerships and consortium arrangements.

Our sole material asset is our 59% limited partnership interest in Brookfield Infrastructure which is accounted for by the equity method. As a result, we believe the financial statements of Brookfield Infrastructure are more relevant than ours because they present the financial position and results of our underlying operations in greater detail.

In this prospectus, unless otherwise indicated, all dollar amounts and references to “$” or “US$” are to U.S. dollars, and all references to “C$” are to Canadian dollars.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information and periodic reporting requirements of the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act, applicable to foreign private issuers (as such term is defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act) and will fulfill the obligations with respect to those requirements by filing reports with the SEC. In addition, we are required to file documents filed with the SEC with the securities regulatory authority in each of the provinces and territories of Canada. Periodic reports and other information filed with the SEC may be inspected and copied at the SEC’s Public Reference Room at 100 F. Street, N.E., Washington, D.C. 20549. Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Room of the SEC, 100 F. Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding us and other issuers that file electronically with the SEC. The address of the SEC internet site is www.sec.gov. You are invited to read and copy any reports, statements or other information, other than confidential filings, that we file with the Canadian securities regulatory authorities. These filings are electronically available from the Canadian System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com, the Canadian equivalent of the SEC Electronic Document Gathering and Retrieval System (EDGAR). This information is also available on our website at www.brookfieldinfrastructure.com. Information contained on, or accessible through, our website is not a part of this prospectus. Throughout the period of distribution, copies of these materials will also be available for inspection at the offices of our manager at 181 Bay Street, Suite 300, Brookfield Place, Toronto, Ontario, M5J 2T3 during normal business hours.

As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal Unitholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act relating to their purchases and sales of LP Units. In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to file with the SEC, as soon as practicable, and in any event within 180 days after the end of each fiscal year, an annual report on Form 20-F containing financial statements audited by an independent public accounting firm. We also intend to furnish quarterly reports on Form 6-K containing unaudited interim financial information for each of the first three quarters of each fiscal year.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus certain documents that we file with or furnish to the SEC. This means that we can disclose important information to you by referring to those documents. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the LP Units by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

The following documents, which have been filed with, or furnished to, the SEC, are specifically incorporated by reference in this prospectus:

1.               our Annual Report on Form 20-F for the fiscal year ended December 31, 2009 filed on June 1, 2010, which contains our audited financial statements and management’s discussion and analysis for the year;

2.               the audited financial statements for Prime Infrastructure Holdings Limited, or Prime, as at June 30, 2009 and 2008 and for the years ended June 30, 2009, 2008 and 2007 including a report with respect to generally accepted auditing standards in the United States filed on our Current Report on Form 6-K on December 22, 2009; and

3.               our Current Reports on Form 6-K filed with the SEC on October 23, 2009, March 2, 2010, March 10, 2010, March 23, 2010, April 28, 2010, May 4, 2010, May 17, 2010 and June 2, 2010.

In addition, all other annual reports filed by us with the SEC on Form 20-F and any Form 6-K filed or furnished by us that is identified in such form as being incorporated by reference into the registration statement of which this prospectus forms a part, in each case subsequent to the date of this prospectus and prior to the termination of this offering, are incorporated by reference into this prospectus as of the date of the filing of such documents. We shall undertake to provide without charge to each person to whom a copy of this prospectus has been delivered, upon the written or oral request of any such person to us, a copy of any or all of the documents referred to above that have been or may be incorporated into this prospectus by reference, including exhibits to such documents, unless such exhibits are specifically incorporated by reference to such documents. Requests for such copies should be directed to:

Brookfield Infrastructure Partners L.P.
Unitholder Inquiries Line
North America	1-866-989-0311
Global	1-416-363-9491

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained herein, or in any other subsequently filed or furnished document which also is or is deemed to be incorporated by reference in this prospectus, modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any information set forth in the document that it modifies or supersedes. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

This prospectus and the documents incorporated by reference herein contain certain forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would” or the negative of those terms or other comparable terminology.

The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us or are within our control. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward looking statements. The following factors, among others, that could cause our actual results to vary from our forward looking statements:

•                                          our financial statements may not present our financial results in the most meaningful manner;

•                                          completion of the restructuring and recapitalization of Babcock & Brown Infrastructure Limited and Babcock & Brown Infrastructure Trust, or the BBI Transaction, has significantly increased the size of our operations;

•                                          we do not have a controlling interest in Prime;

•                                          our assets are or may become highly leveraged and we intend to incur indebtedness above the asset level;

•                                          foreign currency risk and risk management activities;

•                                          our partnership is not regulated as an investment company under the Investment Company Act of 1940, as amended;

•                                          we are exempt from certain requirements of Canadian securities laws and we are not subject to the same disclosure requirements as a U.S. domestic issuer;

•                                          effectiveness of our internal controls over financial reporting could have a material effect;

•                                          adoption of new accounting standards;

•                                          general economic conditions and risks relating to the global economy;

•                                          government policy changes;

•                                          exposure to uninsurable losses and force majeure events;

•                                          infrastructure operations may require substantial capital expenditures;

•                                          labor disruptions and economically unfavorable collective bargaining agreements;

•                                          exposure to health and safety related accidents;

•                                          high levels of regulation upon our operating entities;

•                                          aboriginal claims to land, adverse claims or governmental claims may adversely affect our infrastructure operations;

•                                          the competitive market for acquisition opportunities;

•                                          our ability to renew existing contracts and win additional contracts with existing or potential customers;

•                                          timing and price for the completion of unfinished projects;

•                                          some of our current operations are held in the form of joint ventures or partnerships or through consortium arrangements;

•                                          future acquisitions;

•                                          changes in tolls or regulated rates for utility operations;

•                                          our ability to execute our growth strategy, including completion of acquisitions, and to achieve desired results from acquisitions;

•                                          utility operation clients may default on their obligations;

•                                          increased regulation as a result of heightened concerns regarding national security;

•                                          the Dalrymple Bay Coal Terminal, or DBCT, is subject to a review of its respective access and pricing arrangements on a periodic basis;

•                                          fee for service operation clients may default on their obligations;

•                                          fee for service operations may be exposed to increased regulation as a result of heightened concerns regarding national security;

•                                          WestNet Rail Holdings No. 1 Pty Ltd. may not be able to extend track access agreements;

•                                          Natural Gas Pipeline Company of America’s transportation and storage rates are subject to a rate review by the Federal Energy Regulatory Commission;

•                                          BBI Port Acquisitions (UK) Limited, or PD Ports, has defined benefit pensions schemes that may be under funded, and over time we will be required to make cash payments to the plans reducing the cash available for our business;

•                                          renewable resources operations may be affected by economic recessions or downturns;

•                                          weather conditions, industry practice and regulations associated with forestry may adversely affect our renewable resources operations;

•                                          the competitive business environment for our renewable resources operations;

•                                          Canadian export regulations applicable to timber;

•                                          Prime’s statutory and proportional leverage ratios will deteriorate if Australian Energy Transmission & Distribution and Cross Sound Cable are no longer classified as assets held for sale;

•                                          Prime may not be able to refinance its debt or may be exposed to changes to interest rates;

•                                          Prime’s ownership in Euroports Holdings s.à.r.l, or Euroports, may be increased or diluted based on the future financial performance of Euroports;

•                                          Prime is currently in dispute with the Australian Tax Office;

•                                          Prime has been assessed by the Offices of State Revenue;

•                                          Brookfield Asset Management Inc. and its affiliates’, other than us, or Brookfield, influence over our partnership;

•                                          the lack of an obligation of Brookfield to source acquisition opportunities for us;

•                                          our dependence on Brookfield and its professionals;

•                                          interests in our Managing General Partner may be transferred to a third party without unitholder consent;

•                                          Brookfield may increase its ownership of our partnership;

•                                          Brookfield does not owe our Unitholders any fiduciary duties;

•                                          conflicts of interest between our partnership and our Unitholders, on the one hand, and Brookfield, on the other hand;

•                                          our arrangements with Brookfield may contain terms that are less favorable than those which otherwise might have been obtained from unrelated parties;

•                                          our Managing General Partner may be unable or unwilling to terminate the master management and administration agreement, dated as of December 4, 2007, among BIP, Brookfield Infrastructure, the Holding Entities (as defined below), Brookfield Infrastructure Group Inc. and certain other affiliates of Brookfield Asset Management  Inc. who are party thereto, or the Master Services Agreement;

•                                          the limited liability of, and our indemnification of, the Brookfield Infrastructure Group Inc. and, unless the context otherwise requires, include any other affiliate of Brookfield Asset Management  Inc. that provides services to us pursuant to the Master Services Agreement or any other service agreement or arrangement;

•                                          the Unitholders do not have a right to vote on partnership matters or to take part in the management of our partnership;

•                                          the market price of the LP Units may be volatile;

•                                          changes in tax law and practice; and

•                                          other factors described in this prospectus and the documents incorporated herein by reference, including, but not limited to, those described under Item 3.D “Risk Factors” and elsewhere in our Annual Report on Form 20-F.

Except as required by applicable law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the events described by our forward-looking statements might not occur. We qualify any and all of our forward-looking statements by these cautionary factors. Please keep this cautionary note in mind as you read this prospectus and the documents incorporated herein by reference.

SERVICE OF PROCESS AND ENFORCEABILITY OF CIVIL LIABILITIES

Our partnership is organized under the laws of Bermuda. A substantial portion of our partnership’s assets are located outside of Canada and the United States and certain of our directors, as well as certain of the experts named in this prospectus, are residents of jurisdictions outside of Canada and the United States. We have expressly submitted to the jurisdiction of the Ontario courts and have appointed an attorney for service of process in Ontario and in the United States. However, it may be difficult for investors to effect service within Ontario or elsewhere in Canada or the United States upon those directors and experts who are not residents of Canada or the United States. Furthermore, it may be difficult to realize upon or enforce in Canada or the United States any judgment of a court of Canada or the United States against us or our directors or experts since a substantial portion of our assets are located outside of Canada and the United States.

We have been advised by counsel that there is no treaty in force between Canada and Bermuda or the United States and Bermuda providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. As a result, whether a Canadian or U.S. judgment would be enforceable in Bermuda against us or our directors and experts depends on whether the Canadian or U.S. court that entered the judgment is recognized by a Bermuda court as having jurisdiction over us or our directors and experts, as determined by reference to Bermuda conflict of law rules. The courts of Bermuda would recognize as a valid judgment, a final and conclusive judgment in personam obtained in a Canadian or U.S. court pursuant to which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty). The courts of Bermuda would give a judgment based on such a judgment as long as (1) the court had proper jurisdiction over the parties subject to the judgment; (2) the court did not contravene the rules of natural justice of Bermuda; (3) the judgment was not obtained by fraud; (4) the enforcement of the judgment would not be contrary to the public policy of Bermuda; (5) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of Bermuda; and (6) there is due compliance with the correct procedures under the laws of Bermuda.

In addition to and irrespective of jurisdictional issues, Bermuda courts will not enforce a provision of Canadian or U.S. federal securities laws that is either penal in nature or contrary to public policy. It is the advice of our Bermuda counsel that an action brought pursuant to a public or penal law, the purpose of which is the enforcement of a sanction, power or right at the instance of the state in its sovereign capacity, is unlikely to be entertained by Bermuda. Specified remedies available under the laws of Canadian or U.S. jurisdictions, including specified remedies under Canadian securities laws or U.S. federal securities laws, would not likely be available under Bermuda law or enforceable in a Bermuda court, as they may be contrary to Bermuda public policy. Further, no claim may be brought in Bermuda against us or our directors and experts in the first instance for a violation of Canadian securities laws or U.S. federal securities laws because these laws have no extraterritorial application under Bermuda law and do not have force of law in Bermuda.

THE OFFER AND LISTING

The LP Units are listed on the NYSE under the symbol “BIP” and the TSX under the symbol “BIP.UN.”

The following table sets forth the high and low prices for the LP Units on the NYSE for the periods indicated:

Period	High	Low
June 1, 2010 to June 28, 2010	$17.41	$15.00

On June 28, 2010, the closing price of the LP Units on the NYSE was $16.09.

The following table sets forth the high and low prices for the LP Units on the TSX for the period indicated:

Period	High		Low
June 1, 2010 to June 28, 2010	C$	17.75	C$	15.94

On June 28, 2010, the closing price of the LP Units on the TSX was C$16.69.

See our Annual Report on Form 20-F for the fiscal year ended December 31, 2009 for additional information regarding our trading prices for the LP Units, which is incorporated by reference herein.

RISK FACTORS

An investment in the LP Units involves a high degree of risk. Before you decide to participate in the Plan and invest in the LP Units, you should be aware of the following material risks in making such an investment. You should consider carefully these risk factors together with all risk factors and information included or incorporated by reference in this prospectus, including the risk factors set forth in our Annual Report on Form 20-F, before you decide to participate in the Plan and purchase LP Units. In addition, you should consult your own financial and legal advisors before making an investment.

Risks Related to the Plan

You will not know the price of the LP Units you are purchasing or selling under the Plan at the time you elect to reinvest your distributions, purchase additional LP Units or instruct The Bank of New York Mellon, or the Administrator, to sell your LP Units.

The price of the LP Units may fluctuate between the time you decide to reinvest in, purchase or sell LP Units under the Plan and the time of the actual reinvestment, purchase or sale. In addition, during this time period, you may become aware of additional information that might affect your investment decision.

The Administrator administers the Plan along with its designated affiliate. If you instruct the Administrator to sell LP Units under the Plan, you will not be able to direct the date, time or price at which your LP Units are sold. The price of the LP Units may decline between the time you decide to sell your LP Units and the time of actual sale.

OUR PARTNERSHIP

Our partnership, Brookfield Infrastructure Partners L.P., is a Bermuda exempted limited partnership that was established on May 21, 2007 under the provisions of the Exempted Partnership Act, 1992 of Bermuda and the Limited Partnership Act, 1883 of Bermuda. Our registered office is Canon’s Court, 22 Victoria Street, Hamilton HM 12, Bermuda. Our head office is 7 Reid Street, 4th Floor, Hamilton HM 11, Bermuda and our telephone number at that address is +1 441 296-4480. Brookfield Infrastructure operates high quality, long-life infrastructure assets that generate stable cash flow, require relatively minimal maintenance capital expenditures and, by virtue of barriers to entry or other characteristics, tend to appreciate in value over time. Our current business consists of the ownership and operation of premier utilities, fee for service and timber assets in North and South America, Australasia, Europe and China. It also seeks acquisition opportunities in other infrastructure sectors with similar attributes. For additional information, please refer to our most recent Annual Report on Form 20-F for the fiscal year ended December 31, 2009.

USE OF PROCEEDS

We have no basis for estimating precisely either the number of LP Units that may be sold under the Plan or the prices at which such LP Units may be sold. We intend to use the net proceeds from the sale of the LP Units for general corporate purposes.

CONSOLIDATED CAPITALIZATION

The following table sets forth BIP’s total assets and total net assets as at December 31, 2009.

(unaudited, in millions)	As at December 31, 2009
Assets
Limited partnership investment in Brookfield Infrastructure	$1,074.1
Total assets	1,074.1

Liabilities	$—
Net Assets	1,074.1
Total net assets	$1,074.1

There has been no material change in our capitalization between December 31, 2009 and the date of this prospectus as described above.

DISTRIBUTION REINVESTMENT PLAN

The Plan

The Plan provides a convenient means for eligible holders of LP Units to purchase additional LP Units by reinvesting their cash distributions.

The declaration and payment of distributions on the LP Units is at the discretion of the Managing General Partner.  BIP presently pays quarterly distributions on the LP Units on March 31, June 30, September 30 and December 31 of each year.

Under the Plan, LP Units will be acquired at 100% of their Market Price (as defined below).  As these LP Units will be treasury units purchased directly from BIP, no trading fees or service charges will be payable, except in connection with the sale of LP Units held under the Plan.  All other administrative costs of the Plan will be paid by BIP.

Through the reinvestment of cash distributions, BIP will acquire additional capital funds which will be used for general corporate purposes.

Eligibility

Any beneficial or registered holder of LP Units who is a resident of Canada or the United States and meets the requirements below is eligible to become a participant in the Plan, or a participant. Holders who are not residents of Canada or the United States may participate in the Plan; provided, that there are not any laws or governmental regulations that may limit or prohibit them from participating in the Plan. BIP reserves the right to terminate participation in the Plan of any holder if it is deemed advisable under any foreign laws or regulations.

How the Plan Works

A participant may elect to reinvest the cash distributions paid on all or any portion of the LP Units owned by him or her. Depending upon the election, the cash distributions paid on all or a portion of the LP Units owned by the participant, including all LP Units acquired under the Plan and held for the account of the participant, will be applied automatically on each Investment Date to purchase additional LP Units under the Plan.

LP Units purchased under the Plan on any Investment Date will be issued from treasury at the Market Price calculated by reference to the volume weighted average of the trading price (in U.S. dollars) for the LP Units on the NYSE for the five trading days immediately preceding the relevant Investment Date.

On each Investment Date, BIP will pay to The Bank of New York Mellon, the administrator of the Plan, or the Administrator, the cash distributions otherwise payable to a participant in respect of the LP Units the participant has elected to include in the Plan. Any amount required under applicable tax laws to be withheld by BIP from cash distributions paid to any participant and remitted to a taxing authority will be withheld and remitted as required, with the balance being paid to the Administrator for reinvestment on behalf of the participant or distribution to the participant.  Depending upon the election of the participant, the cash distributions paid on all or a portion of LP Units registered in the name of the participant or held by the Administrator for the account of the participant will be used by the Administrator to purchase LP Units from BIP for the account of the participant.

LP Units purchased under the Plan will be registered in the name of the participant, and the participant’s account maintained by the Administrator will be credited with the number of LP Units, including fractions computed to four decimal places, equal to the cash distributions (or the relevant percentage of cash distributions reinvested pursuant to the participant’s election) paid on the participant’s LP Units divided by the relevant Market Price.

How to Enroll

Registered Unitholders

An eligible registered Unitholder may enroll in the Plan at any time by logging into his or her account on the internet, by telephone or by completing an enrollment form and sending it to the Administrator.  A copy of the Plan is available on BIP’s website, www.brookfieldinfrastructure.com, and can also be obtained from the Administrator at any time.  Unitholders should not send distribution checks to the Administrator or BIP.

The enrollment form must be signed by all registered holders of LP Units which are registered in more than one name.  Also, if a Unitholder’s total holding is registered in different names (e.g., full name on some unit certificates and initials and surname on other unit certificates), a separate enrollment form must be completed for each different registration name. If distributions from all unitholdings are to be reinvested under one account, registration must be identical.

A completed enrollment form must be received by the Administrator no later than five business days prior to the record date for any cash distribution (which will usually be the last business day prior to the month in which the distribution is payable) in order for that distribution to be reinvested under the Plan.

Once a registered Unitholder has enrolled in the Plan, participation will continue until the participant terminates his or her participation (as set forth below) or until the Plan is suspended or terminated.

Beneficial Owners of LP Units

If a Unitholder is a beneficial owner of LP Units, he or she should contact his or her broker, investment dealer, financial institution or other nominee who holds his or her LP Units to provide instructions regarding his or her participation in the Plan and to inquire about any applicable deadlines that the nominee may impose or be subject to and to confirm what fees, if any, the nominee may charge to enroll all or any portion of such Unitholder’s LP Units in the Plan on his or her behalf or whether the nominee’s policies might result in any costs otherwise becoming payable by the Unitholder.

If a participant is a beneficial owner whose LP Units are registered in the name of The Depository Trust Company, or DTC, or a name other than the participant’s own name, he or she may participate in the Plan by (i) directing his or her broker to electronically transfer all or any number of whole units into his or her name directly through the Direct Registration System and then enrolling such units in the Plan or (ii) making appropriate arrangements with the broker, investment dealer, financial institution or other nominee who holds the participant’s LP Units to enroll in the Plan on the participant’s behalf, either as a nominee that delivers a completed and executed enrollment form to the Administrator in the manner provided in the Plan, or, if applicable, as a DTC participant through enrollment by DTC.

If a participant is a beneficial owner of LP Units and wishes to enroll in the Plan through a DTC participant in respect of his or her LP Units registered through DTC, appropriate instructions must be received by DTC from the DTC participant not later than such deadline as may be established by DTC from time to time, in order for the instructions to take effect on the Investment Date to which that distribution record date relates.

Instructions received by DTC after its internal deadline will not take effect until the next following Investment Date. DTC participants holding LP Units on behalf of beneficial owners of LP Units registered through DTC must arrange for DTC to enroll such LP Units in the Plan on behalf of such beneficial owners in respect of each distribution payment date.

DTC will provide instructions to the Administrator regarding the extent of its participation in the Plan, on behalf of beneficial owners of LP Units, in respect of every Investment Date on which cash distributions otherwise payable to DTC, as unitholder of record, are to be reinvested under the Plan.

Any LP Units acquired outside of the Plan which are not registered in exactly the same name or manner as LP Units enrolled in the Plan will not be automatically enrolled in the Plan.  If a participant purchases additional LP Units outside the Plan, he or she is advised to contact the Administrator to ensure that all LP Units the participant owns are enrolled in the Plan.

Certain Limitations

A participant may not transfer the right to participate in the Plan to another person.

Subject to applicable law and regulatory policy, BIP reserves the right to determine, from time to time, a minimum number of LP Units that a participant must hold in order to be eligible to participate in, or continue to participate in, the Plan. Without limitation, BIP further reserves the right to refuse participation in the Plan to, or terminate the participation of, any person who, in BIP’s sole opinion, is participating in the Plan primarily with a view to arbitrage trading, whose participation in the Plan is part of a scheme to avoid applicable legal requirements or engage in unlawful behavior or has been artificially accumulating BIP’s securities, for the purpose of taking undue advantage of the Plan to BIP’s detriment. BIP may also deny the right to participate in the Plan to any person or terminate the participation of any participant in the Plan if BIP deems it advisable under any laws or regulations.

Statements of Account

As soon as reasonably practicable after each Investment Date, a statement of account will be mailed to each participant setting out the amount of the relevant cash distribution reinvested, the applicable Market Price, the number of LP Units purchased under the Plan on the Investment Date and the total number of LP Units, computed to four decimal places, held for the account of the participant under the Plan (or, in the case of DTC participants, DTC will receive such statement on behalf of beneficial owners participating in the Plan).

The statements are a continuing record of the cost of the LP Units purchased under the Plan and should be retained for income tax purposes.  In addition, BIP will annually provide each participant with appropriate information for tax reporting purposes.

Termination of Participation

A participant may terminate his or her participation in the Plan at any time by providing notice to the Administrator (or in the case of beneficial owners, by making arrangements to terminate participation through their nominee).  Termination will be effective immediately upon receipt of notice of termination by the Administrator.  The notice of termination must be signed by all registered holders of LP Units which are registered in more than one name.

Upon termination, the Administrator will continue to hold the participant’s LP Units in book-entry form unless he or she requests a unit certificate for any whole LP Units and a cash payment for any fractional LP Unit.  The cash payment will be calculated on the basis of the closing price of the LP Units on the NYSE on the business day immediately preceding the date of termination.  All subsequent distributions will be paid directly to the Unitholder.  Participation in the Plan may be renewed by registered holders at any time by signing a new enrollment form and returning it to the Administrator.

Alternatively, Unitholders may request that all or part of their LP Units be sold or have the Administrator electronically transfer his or her LP Units to his or her brokerage account.  When LP Units are sold through the Administrator, a holder will receive the proceeds less a handling charge of $15.00 and any trading fees.

Safekeeping of Units Held Under the Plan

LP Units acquired by a registered holder under the Plan will be maintained in such holder’s Plan account (and will be enrolled in the Plan) in non-certificated form for safekeeping.  Safekeeping protects LP Units against physical loss, theft or accidental destruction and also provides a convenient way for registered Unitholders to keep track of their LP Units. Only LP Units held in safekeeping may be sold through the Plan.

Registered Unitholders who own units in certificated form may deposit their certificates with the Administrator for safekeeping, free of charge.  The Administrator will provide mail loss insurance coverage for certificates with a value not exceeding US$100,000 in any one shipping package.  Certificates should be delivered to the Administrator at 500 Ross Street, Room 0675, Pittsburgh, PA 15262 by registered mail, a courier service or other receipted delivery service.  Mail loss insurance covers only the replacement of LP Units and in no way protects against any loss resulting from fluctuations in the value of LP Units.

LP Units purchased on behalf of beneficial owners of LP Units who are participating in the Plan through their broker will be maintained in their broker’s Plan account.

Certificates for LP Units

A registered holder may, at any time, obtain unit certificates for any number of whole LP Units held for the participant’s account under the Plan by notifying the Administrator.  In no event will certificates be issued for fractional LP Units.  Certificates for LP Units acquired under the Plan will not be issued to participants unless specifically requested.

LP Units held for the account of a participant under the Plan may not be pledged.  Consequently, prior to pledging LP Units, a registered holder must request that his or her LP Units be electronically transferred to his or her brokerage account or that a unit certificate be issued.

Accounts under the Plan are maintained in the names in which the LP Units of the participants were registered at the time they enrolled in the Plan.  Consequently, certificates for LP Units will be similarly registered when issued.

Sale of LP Units Held Under the Plan

Registered Unitholders who participate in the Plan can sell their LP Units at any time by contacting the Administrator.  Sale requests will be processed and LP Units will, subject to market conditions and other facts, generally be sold within 24 hours of receipt and processing of a Unitholder’s request.  The Administrator cannot and does not guarantee the actual sale date or price, nor can it stop or cancel any outstanding sale or issuance requests.  All requests are final.  The Administrator will mail a check to a holder that has made a sales request (less a handling charge of $15.00 and any trading fees) on the settlement date, which is three business days after the holder’s LP Units have been sold. Unitholders should allow an additional five to seven business days from the settlement date to receive the check.

Alternatively, a registered Unitholder may choose to withdraw LP Units from their Plan account and sell them through a broker of their choice.  In this case the holder may have the LP Units electronically transferred to his or her broker or request a certificate for his or her LP Units from the Administrator prior to the sale.

Beneficial owners of LP Units who are participating in the Plan through their broker should contact their broker to sell their LP Units.

Voting of LP Units Held Under the Plan

Whole LP Units held for the account of a participant under the Plan on any record date for a vote of Unitholders (as with LP Units not subject to the Plan) may be voted by the participant, either in person or by proxy.  LP Units for which instructions are not received will not be voted.  Fractional LP Units may not be voted.

LP Unit Distributions and LP Unit Splits

LP Unit distributions declared on the LP Units and any LP Units resulting from the subdivision of the LP Units will be credited to the account of the participant based on whole and fractional LP Units held for the account of the participant under the Plan.

Rights Offering

If BIP makes available to holders of LP Units of record any right to subscribe for additional LP Units or other securities, rights certificates in respect of the number of whole LP Units then held for the account of the participant under the Plan will be forwarded to each participant. Where practicable, rights in respect of fractional LP Units held for the account of a participant will be sold by the Administrator for the participant’s account and the net proceeds forwarded to the participant.

Death or Incompetence of a Participant

Participation in the Plan will not be affected by a participant’s death or incompetence and participation will remain effective until it is terminated in accordance with the provisions of the Plan.

Amendment, Suspension or Termination of the Plan

Subject to any required regulatory or stock exchange approval, BIP reserves the right to amend, modify, suspend or terminate the Plan at any time, but such actions shall have no retroactive effect that would prejudice a participant’s interests. The Administrator will notify participants in writing of any modifications made to the Plan that in BIP’s opinion may materially prejudice participants. Generally, no notice will be given to participants regarding any amendments to the Plan intended to cure, correct or rectify any ambiguities, defective or inconsistent provisions, errors, mistakes or omissions.

If the Plan is suspended or terminated by BIP, the Administrator will continue to hold the participant’s LP Units in book-entry form unless he or she requests a unit certificate for any whole LP Units and a cash payment for any fractional LP Unit based upon the closing price of the LP Units on the NYSE on the trading day immediately preceding the effective date of termination or suspension of the Plan.

If the Plan is suspended or terminated by BIP, no investment will be made under the Plan on any subsequent Investment Date.  Distributions that are paid after the effective date of any suspension or termination of the Plan will be remitted by BIP or the Administrator, as the case may be, directly to each participant.

Notices

All notices required to be given to a participant will be mailed to the participant at his or her latest address shown on the records of the Administrator.  All notices to the Administrator should be mailed to:

The Bank of New York Mellon

c/o BNY Mellon Shareowner Services

P.O. Box 358035

Pittsburgh, PA  15252-8035

Income Tax Considerations Relating to the Plan

Canadian Federal Income Tax Considerations

See “Certain Material Canadian Federal Income Tax Considerations.”

United States Federal Income Tax Considerations

See “Certain Material U.S. Federal Income Tax Considerations.”

Administration

The Administrator will act as administrator of the Plan for BIP.  The Administrator along with its designated affiliates and other agents will maintain an account for each participant and perform certain services for the Plan.  The Administrator will keep all records necessary for the administration of the Plan.

BIP reserves the right to interpret and regulate the Plan as it deems necessary or desirable.

Unless the context requires otherwise, words importing the singular number only shall include the plural and vice versa, words importing the masculine gender shall include feminine and neuter genders and vice versa, and works importing persons shall include individuals, partnerships, associations, trusts, unincorporated organizations and corporations.

Liability of BIP and the Administrator

BIP and the Administrator, in administering the Plan, are not liable for any act or omission to act, including, without limitation, any claims of liability: (a) with respect to receipt or non-receipt of any payment, form or other writing purported to have been sent to BIP or the Administrator; (b) actions taken as a result of inaccurate and incomplete information or instructions; (c) in respect of any decision to amend, suspend, terminate or replace the Plan in accordance with the terms hereof; (d) in respect of the involuntary termination of a participant’s participation in the Plan in the circumstances described herein; (e) with respect to the prices at which LP Units are purchased for a participant’s account and the times such purchases are made; or (f) in respect of income taxes or other liabilities payable by any participant or beneficial owner in connection with their participation in the Plan.

Participants should recognize that neither BIP nor the Administrator can assure profit or protect against a loss on LP Units acquired or sold under the Plan.

Both BIP and the Administrator shall have the right to reject any request regarding enrollment in, withdrawal from or termination of, the Plan if such request is not received in proper form. Any such request will be deemed to be invalid until any irregularities have been resolved to BIP’s satisfaction and/or the Administrator’s satisfaction. Neither BIP nor the Administrator is under any obligation to notify any Unitholder of an invalid request.

Governing Law

The Plan shall be governed and construed in accordance with the laws of Bermuda.

Effective Date

The effective date of the Plan is June 29, 2010.

CERTAIN MATERIAL CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the principal Canadian federal income tax considerations generally applicable to participation in the Plan by a Participant who, for purposes of the Income Tax Act (Canada), or the Tax Act, and at all relevant times, holds LP Units (whether inside or outside of the Plan) as capital property and deals at arm’s length and is not affiliated with our partnership, Brookfield Infrastructure, the Managing General Partner, Brookfield Infrastructure General Partner Limited, or Infrastructure General Partner, which serves as the general partner of the Infrastructure GP LP, the Infrastructure GP LP and their respective affiliates. Generally, the LP Units (whether held inside or outside of the Plan) will be considered to be capital property to a Participant, provided that the Participant does not hold them in the course of carrying on a business of trading or dealing in securities and has not acquired them in one or more transactions considered to be an adventure in the nature of trade.

This summary is not applicable to (i) a Participant that is a “financial institution” as defined in the Tax Act for purposes of the “mark-to-market” rules, (ii) a Participant that is a “specified financial institution” as defined in the Tax Act, (iii) a Participant who makes or has made a functional currency reporting election pursuant to Section 261 of the Tax Act , or (iv) a Participant an interest in which would be a “tax shelter investment” as defined in the Tax Act, or who acquires an LP Unit as a tax shelter investment (and this summary assumes that no such persons hold LP Units). Any such Participants should consult their own tax advisors with respect to the consequences to them of participation in the Plan.

This summary is based on the current provisions of the Tax Act, the regulations thereunder, or the Regulations, all specific proposals to amend the Tax Act or the Regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof, or the Tax Proposals, and the current published administrative and assessing policies and practices of the Canada Revenue Agency, or CRA. This summary assumes that all Tax Proposals will be enacted in the form proposed but no assurance can be given that the Tax Proposal will be enacted in the form proposed or at all. This summary does not otherwise take into account or anticipate any changes in law, whether by judicial, administrative or legislative decision or action or changes in CRA’s administrative and assessing policies and practices, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ from those described herein. This summary is not exhaustive of all possible Canadian federal income tax consequences that may affect Participants.

This summary assumes that neither our partnership nor Brookfield Infrastructure will be considered to carry on business in Canada. Our Managing General Partner and the Infrastructure General Partner have advised that they intend to conduct the affairs of each of these entities, to the extent possible, so that none of these entities should be considered to carry on business in Canada for purposes of the Tax Act. However, no assurance can be given in this regard.

This summary also assumes that neither our partnership nor Brookfield Infrastructure is a “tax shelter” or “tax shelter investment”, each as defined in the Tax Act.  However, no assurance can be given in this regard.

This summary also assumes that neither our partnership nor Brookfield Infrastructure will be a “SIFT partnership” as defined in subsection 197(1) of the Tax Act at any relevant time for purposes of the rules relating the taxation of “specified investment flow-through” trusts or partnerships, or the SIFT Rules, on the basis that neither our partnership nor Brookfield Infrastructure will be a “Canadian resident partnership” as defined in subsection 248(1) of the Tax Act at any relevant time.  However, there can be no assurance that the SIFT Rules will not be revised or amended such that the SIFT Rules will apply.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Participant, and no representation with respect to the Canadian federal income tax consequences to any particular Participant is made. Consequently, Participants are advised to consult their own tax advisors with respect to their particular circumstances.  See also “Risk Factors–Risks Relating to Taxation” in our Annual Report on Form 20-F.

For purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of LP Units (whether inside or outside of the Plan) must be expressed in Canadian dollars including any distributions, adjusted cost base and proceeds of disposition. For purposes of the Tax Act, amounts denominated in a currency other than Canadian generally must be converted into Canadian dollars using the rate of exchange quoted by the Bank of Canada at noon on the date such amounts arose, or such other rate of exchange as is acceptable to the CRA.

TAXATION OF CANADIAN RESIDENT PARTICIPANTS

The following portion of the summary is applicable to Participants who, for purposes of the Tax Act and at all relevant times, are resident or deemed to be resident in Canada, or Canadian Participants.

Consequences of Participation in the Plan

As described in more detail below under “Acquisition, Holding and Disposition of LP Units”, Canadian Participants are required to include in their income the amount of any income or loss allocated to them from our partnership for the Canadian Participant’s taxation year in which our partnership’s fiscal year ends, irrespective of the amount of cash distributions received from our partnership. Accordingly, the income or loss allocated to Canadian Participants for each fiscal year by our partnership will be computed without regard to their participation in the Plan.

Distributions from our partnership reduce the adjusted cost base of the Canadian Participant’s LP Units by the amount of such distributions received by the Canadian Participant, whether the Canadian Participant’s LP Units are held inside or outside of the Plan.  As a result, upon the receipt of a distribution from our partnership (whether or not the distribution is reinvested under the Plan), the aggregate adjusted cost base of the Canadian Participant’s LP Units held at that time (whether inside or outside of the Plan) will be reduced by the amount of the distribution.

Upon the purchase of new LP Units on the reinvestment of the distribution under the Plan, the amount so reinvested will become the cost of such new units acquired under the Plan. Pursuant to the adjusted cost base averaging provisions of the Tax Act, the cost of all LP Units held by the Canadian Participant as capital property at that time (whether inside or outside of the Plan) must be averaged to determine the adjusted cost base under the Tax Act of each such LP Unit held by the Canadian Participant.

A Canadian Participant will not realize any taxable income upon receipt of a certificate for whole LP Units from the Plan or upon the electronic transfer of LP Units from the Plan to the Canadian Participant’s brokerage account.  Where a Canadian Participant receives a cash payment for a fractional LP Unit, a capital gain or a capital loss may arise if the cash payment for the fractional LP Unit exceeds or is less than the adjusted cost base in respect of such fraction. The treatment of capital gains and capital losses under the Tax Act is as described below under “Acquisition, Holding and Disposition of LP Units - Disposition of LP Units”.

Consequences of the Acquisition, Holding and Disposition of LP Units

Computation of Income or Loss

Each Canadian Participant is required to include (or, subject to the “at-risk rules” discussed below, entitled to deduct) in computing his or her income for a particular taxation year the Canadian Participant’s pro rata share of the income (or loss) of our partnership for its fiscal year ending in, or coincidentally with, the Canadian Participant’s taxation year end, whether or not any of that income is distributed to the Canadian Participant in the taxation year and regardless of whether our units were held throughout such year.

Our partnership will not itself be a taxable entity and is not expected to be required to file an income tax return in Canada. However, the income (or loss) of our partnership for a fiscal period for purposes of the Tax Act will be computed as if it were a separate person resident in Canada and our partners will be allocated a share of that income (or loss) in accordance with our limited partnership agreement. The income (or loss) of our partnership will include our share of the income (or loss) of Brookfield Infrastructure for a fiscal year determined in accordance with Brookfield Infrastructure’s limited partnership agreement. For this purpose, our partnership’s fiscal year end and that of Brookfield Infrastructure will be December 31.

The income for tax purposes of our partnership for a given fiscal year of our partnership will be allocated to each unitholder in an amount calculated by multiplying such income that is allocable to unitholders by a fraction, the numerator of which is the sum of the distributions received by such unitholder with respect to such fiscal year and the denominator of which is the aggregate amount of the distributions made by our partnership to unitholders with respect to such fiscal year. Generally, the source and character of items of income allocated to a unitholder with respect to a fiscal year of our partnership will be the same source and character as the cash distributions received by such unitholder with respect to such fiscal year.

If, with respect to a given fiscal year, no distribution is made by our partnership to unitholders or our partnership has a loss for tax purposes, one quarter of the income, or loss, as the case may be, for tax purposes of our partnership for such fiscal year that is allocable to unitholders, will be allocated to the unitholders of record at the end of each calendar quarter ending in such fiscal year in the proportion that the number of LP Units held at each such date by a unitholder (whether inside or outside of the Plan) is of the total number of LP Units that are issued and outstanding at each such date. Generally, the source and character of such income or loss allocated to a unitholder at the end of each calendar quarter will be the same source and character as the income or loss earned or incurred by our partnership in such calendar quarter.

The income of our partnership as determined for purposes of the Tax Act may differ from its income as determined for accounting purposes and may not be matched by cash distributions. In addition, for purposes of the Tax Act, all income of our partnership and Brookfield Infrastructure must be calculated in Canadian currency. Where our partnership (or Brookfield Infrastructure) holds investments denominated in U.S. dollars or other foreign currencies, gains and losses may be realized by our partnership as a consequence of fluctuations in the relative values of the Canadian and foreign currencies.

In computing the income (or loss) of our partnership, deductions may be claimed in respect of reasonable administrative costs, interest and other expenses incurred by our partnership for the purpose of earning income, subject to the relevant provisions of the Tax Act. Our partnership may also deduct from its income for the year a portion of the reasonable expenses, if any, incurred by our partnership to issue LP Units.  The portion of such issue expenses deductible by our partnership in a taxation year is 20% of such issue expenses, pro-rated where our partnership’s taxation year is less than 365 days.  Our partnership and Brookfield Infrastructure may be required to withhold and remit Canadian federal withholding tax on any management or administration fees or charges paid or credited to a non-resident person, to the extent that such management or administration fees or charges are deductible in computing our partnership’s or Brookfield Infrastructure’s income from a source in Canada.

In general, a Canadian Participant’s share of any income (or loss) from our partnership from a particular source will be treated as if it were income (or loss) of the Canadian Participant from that source, and any provisions of the Tax Act applicable to that type of income (or loss) will apply to the Canadian Participant. Our partnership will invest in limited partnership units of Brookfield Infrastructure. In computing our partnership’s income (or loss) under the Tax Act, Brookfield Infrastructure will itself be deemed to be a separate person resident in Canada which computes its income (or loss) and allocates to its partners their respective share of such income (or loss). Accordingly, the source and character of amounts included in (or deducted from) the income of Canadian Participants on account of income (or loss) earned by Brookfield Infrastructure generally will be determined by reference to the source and character of such amounts when earned by Brookfield Infrastructure.

The characterization by CRA of gains realized by our partnership or Brookfield Infrastructure on the disposition of investments as either capital gains or income gains will depend largely on factual considerations, and no conclusions are expressed herein.

A Canadian Participant’s share of taxable dividends received or considered to be received by our partnership in a fiscal year from a corporation resident in Canada will be treated as a dividend received by the Canadian Participant and will be subject to the normal rules in the Tax Act applicable to such dividends, including the enhanced dividend gross up and tax credit for eligible dividends when the dividend received by Brookfield Infrastructure is designated as an eligible dividend.

Foreign taxes paid by our partnership or Brookfield Infrastructure and taxes withheld at source (other than for the account of a particular Canadian Participant) will be allocated pursuant to the governing partnership agreement.

Each Canadian Participant’s share of the business-income tax and non-business-income tax paid in a foreign country for a year will be creditable against its Canadian federal income tax liability to the extent permitted by the detailed rules contained in the Tax Act. Although the foreign tax credit provisions are designed to avoid double taxation, the maximum credit is limited. Because of this, and because of timing differences in recognition of expenses and income and other factors, there is a risk of double taxation.

Our partnership and Brookfield Infrastructure will be deemed to be a non-resident person in respect of certain amounts paid or credited to them by a person resident or deemed to be resident in Canada, including dividends or interest. Dividends or interest (other than interest exempt from Canadian federal withholding tax) paid by a person resident or deemed to be resident in Canada to Brookfield Infrastructure will be subject to withholding tax under Part XIII of the Tax Act at the rate of 25%. However, the CRA’s administrative practice in similar circumstances is to permit the rate of Canadian federal withholding tax applicable to such payments to be computed by looking through the partnership and taking into account the residency of the partners (including partners who are resident in Canada) and any reduced rates of Canadian federal withholding tax that any non-resident partners may be entitled to under an applicable income treaty or convention, provided that the residency status and entitlement to the treaty benefits can be established. In determining the rate of Canadian federal withholding tax applicable to amounts paid by the subsidiaries of Brookfield Infrastructure, from time-to-time, through which it indirectly holds all of our interests in the operating entities, or the Holding Entities, to Brookfield Infrastructure, we expect the Holding Entities to look-through Brookfield Infrastructure and our partnership to the residency of the partners of our partnership (including partners who are residents of Canada) and to take into account any reduced rates of Canadian federal withholding tax that non-resident partners may be entitled to under an applicable income tax treaty or convention in order to determine the appropriate amount of Canadian federal withholding tax to withhold from dividends or interest paid to Brookfield Infrastructure. However, there can be no assurance that CRA would apply its administrative practice in this context.  Under the Canada-United States Tax Convention (1980), or the Canada-U.S. Tax Treaty, a Canadian resident payer may be required to look-through fiscally transparent partnerships such as our partnership and Brookfield Infrastructure to the residency of limited partners of the partnership who are entitled to relief under that treaty and take into account reduced rates of Canadian federal withholding tax that such limited partners may be entitled to under that treaty.

If our partnership incurs losses for tax purposes, each Canadian Participant will, subject to the REOP Proposals discussed below, be entitled to deduct in the computation of income for tax purposes the Canadian Participant’s pro rata share of any net losses for tax purposes of our partnership for its fiscal year to the extent that the Canadian Participant’s investment is “at-risk” within the meaning of the Tax Act. The Tax Act contains “at-risk rules” which may, in certain circumstances, restrict the deduction of a limited partner’s share of any losses of a limited partnership. Our Managing General Partner and the Infrastructure General Partner do not anticipate that our partnership or Brookfield Infrastructure will incur losses but no assurance can be given in this regard. Accordingly, Canadian Participants should consult their own tax advisors for specific advice with respect to the potential application of the “at-risk rules”.

On October 31, 2003, the Department of Finance released Tax Proposals for public comment that restrict the deduction of losses in certain circumstances, or the REOP Proposals. Under the REOP Proposals, a taxpayer would be considered to have a loss from a source that is a business or property for a taxation year only if, in that year, it is reasonable to assume that the taxpayer will realize a cumulative profit (excluding capital gains or losses) from the business or property during the period that the business is carried on or that the property is held. In general, these proposals may deny the realization of losses by Canadian Participants from their investment in our partnership in a particular taxation year, if, in the year the loss is claimed, it is not reasonable to expect that an overall cumulative profit would be earned from the investment in our partnership for the period in which the Canadian Participant has held and can reasonably be expected to hold the investment. Our Managing General Partner and the Infrastructure General Partner do not anticipate that the activities of our partnership and Brookfield Infrastructure will, in and of themselves, generate losses, but no assurance can be given in this regard. However, unitholders may incur expenses in connection with an acquisition of units in our partnership that could result in a loss that could be affected by the REOP Proposals. The REOP Proposals have been the subject of a number of submissions to the Minister of Finance (Canada). As part of the 2005 federal budget, the Minister of Finance (Canada) announced that an alternative proposal to reflect the REOP Proposals would be released for comment at an early opportunity. No such alternative proposal has been released to date. There can be no assurance that such alternative proposal will not adversely affect

Canadian Participants, or that any revised proposals may not differ significantly from the REOP Proposals described herein.

On March 4, 2010, the Minister of Finance (Canada) announced as part of the 2010 Canadian Federal Budget that the outstanding Tax Proposals regarding investments in “foreign investment entities” would be replaced with revised Tax Proposals under which the existing rules in section 94.1 of the Tax Act relating to investments in “offshore investment fund property” would remain in place subject to certain limited enhancements.  The Minister of Finance (Canada) also indicated that legislation to implement the revised Tax Proposals will be released for public consultation.  Existing section 94.1 of the Tax Act contains rules relating to investments in non-resident entities that could in certain circumstances cause income to be imputed to Canadian Participants, either directly or by way of allocation of such income imputed to our partnership or to Brookfield Infrastructure.  These rules would apply if it is reasonable to conclude, having regard to all the circumstances, that one of the main reasons for the Canadian Participant, our partnership or Brookfield Infrastructure acquiring or holding an investment in a non-resident entity is to derive a benefit from portfolio investments in such a manner that taxes under the Tax Act on income, profits and gains for any year are significantly less than they would have been if such income, profits and gains had been earned directly.  In determining whether this is the case, the Tax Act provides that consideration must be given to, among other factors, the extent to which the income, profits and gains for any fiscal period are distributed in that or the immediately following fiscal period.  If, having regard to the particular circumstances, it is reasonable to conclude that one of the main reasons for the acquisition or holding of LP Units by the Canadian Participant (whether inside or outside of the Plan), of units of Brookfield Infrastructure by our partnership, or of interests in non-resident entities (other than a “controlled foreign affiliate” as defined in the Tax Act, or CFA) by Brookfield Infrastructure, is as stated above, income will be imputed directly to the Canadian Participant or to our partnership or Brookfield Infrastructure and allocated to the Canadian Participant in accordance with the rules in the Tax Act.  However, the precise nature of the revised Tax Proposals is uncertain as proposed legislation to implement them is not yet available.  There can be no assurance that the revised Tax Proposals will be enacted as proposed or at all.  The rules in section 94.1 of the Tax Act are complex and Canadian Participants should consult their own tax advisors regarding the application these rules, including the revised Tax Proposals, to them in their particular circumstances.

Dividends paid by the CFAs to Brookfield Infrastructure will be included in computing the income of Brookfield Infrastructure. To the extent that any of the CFAs or any direct or indirect subsidiary thereof earns income that is characterized as “foreign accrual property income” as defined in the Tax Act, or FAPI, in a particular taxation year of the CFA, the FAPI allocable to Brookfield Infrastructure must be included in computing the income of Brookfield Infrastructure for Canadian federal income tax purposes for the fiscal period of Brookfield Infrastructure in which the taxation year of that CFA ends, whether or not Brookfield Infrastructure actually receives a distribution of that FAPI. If an amount of FAPI is included in computing the income of Brookfield Infrastructure for Canadian federal income tax purposes, an amount may be deductible in respect of the “foreign accrual tax” as defined in the Tax Act applicable to the FAPI. Any amount of FAPI included in income net of the amount of any deduction in respect of foreign accrual tax will increase the adjusted cost base to Brookfield Infrastructure of its shares of the particular CFA in respect of which the FAPI was included. At such time as Brookfield Infrastructure receives a dividend of this type of income that was previously treated as FAPI, that dividend will effectively not be taxable to Brookfield Infrastructure and there will be a corresponding reduction in the adjusted cost base to Brookfield Infrastructure of the particular CFA shares.

Disposition of LP Units

The disposition by a Canadian Participant of an LP Unit whether held inside or outside of the Plan (including a disposition of an LP Unit on a Canadian Participant’s behalf by the Administrator) will result in the realization of a capital gain (or capital loss) by such Canadian Participant. The amount of such capital gain (or capital loss) will generally be the amount, if any, by which the proceeds of disposition of the LP Unit, less any reasonable costs of disposition, exceed (or are exceeded by) the adjusted cost base of such unit. In general, the adjusted cost base of a Canadian Participant’s LP Units (whether held inside or outside of the Plan) will be equal to: (i) the actual cost of the LP Units (excluding any portion thereof financed with limited recourse indebtedness); plus (ii) the pro rata share of the income of our partnership allocated to the Canadian Participant for the fiscal years of our partnership ending before the relevant time; less (iii) the aggregate of the pro rata share of losses of our partnership allocated to the Canadian Participant (other than losses which cannot be deducted because they exceed the Canadian Participant’s

“at-risk” amount) for the fiscal years of our partnership ending before the relevant time; and less (iv) the Canadian Participant’s distributions from our partnership made before the relevant time. The adjusted cost base of each LP Unit (whether held inside or outside of the Plan) will be subject to the averaging provisions contained in the Tax Act.

Where a Canadian Participant disposes of all of its LP Units (both inside and outside of the Plan), such person will no longer be a partner of our partnership. If, however, a Canadian Participant is entitled to receive a distribution from our partnership after the disposition of all such units, then the Canadian Participant will be deemed to dispose of the LP Units at the later of: (i) the end of the fiscal year of our partnership during which the disposition occurred; and (ii) the date of the last distribution made by our partnership to which the Canadian Participant was entitled. Pursuant to the Tax Proposals, the pro rata share of the income (or loss) for tax purposes of our partnership for a particular fiscal year which is allocated to a Canadian Participant who has ceased to be a partner will generally be added (or deducted) in the computation of the adjusted cost base of the Canadian Participant’s LP Units at the time of the disposition. These rules are complex and Canadian Participants should consult their own tax advisors for advice with respect to the specific tax consequences to them of disposing of LP Units.

A Canadian Participant will realize a deemed capital gain if, and to the extent that, the adjusted cost base of the Canadian Participant’s LP Units (whether held inside or outside of the Plan) is negative at the end of any fiscal year of our partnership. In such a case, the adjusted cost base of the Canadian Participant’s LP Units will be nil at the beginning of the next fiscal year of our partnership.

In general, one-half of a capital gain realized by a Canadian Participant must be included in computing such Canadian Participant’s income as a taxable capital gain. One-half of a capital loss is deducted as an allowable capital loss against taxable capital gains realized in the year and any remainder may be deducted against taxable capital gains in any of the three years preceding the year or any year following the year to the extent and under the circumstances described in the Tax Act.

Where a Canadian Participant disposes of LP Units (whether held inside or outside of the Plan) to a tax-exempt person, more than one-half of such capital gain may be treated as a taxable capital gain if any portion of the gain is attributable to an increase in value of depreciable property held by Brookfield Infrastructure. Canadian Participant contemplating such dispositions should consult their own tax advisors. The Infrastructure General Partner has advised that it does not expect that Brookfield Infrastructure will hold any depreciable property and therefore expects that only one-half of any capital gains arising from a disposition of our units should be treated as taxable capital gains.

A Canadian Participant that is throughout the relevant taxation year a “Canadian-controlled private corporation” as defined in the Tax Act may be liable to pay an additional refundable tax of 6 2/3% on its “aggregate investment income”, as defined in the Tax Act, for the year, which is defined to include taxable capital gains.

TAXATION OF U.S. PARTICIPANTS

The following portion of the summary is applicable to Participants (a) who, for purposes of the Tax Act and at all relevant times, are not resident and are not deemed to be resident in Canada, do not acquire or hold their investment in our partnership in connection with a business carried on, or deemed to be carried on, in Canada, hold their LP Units as beneficial owner and (b) who, for purposes of the Canada-U.S. Tax Treaty and at all relevant times, are residents of the United States, and who otherwise qualify for the full benefits of the Canada-U.S. Tax Treaty, or U.S. Participants. Special rules not discussed herein may apply to a U.S. Participant that is an insurer that carries on business in Canada and elsewhere.

This portion of the summary assumes that the LP Units are not “taxable Canadian property” as defined in the Tax Act and that our partnership and Brookfield Infrastructure generally will not dispose of properties that are taxable Canadian property (which, subject to the proposed amendments to the definition of “taxable Canadian property” announced in the 2010 Canadian Federal Budget includes, but is not limited to, property that is used or held in a business carried on in Canada, shares of corporations resident in Canada that are not listed on a designated stock exchange and listed shares where the number of shares owned exceeds prescribed amounts). The LP Units will be taxable Canadian property if, at any time within the 60-month period ending at the time of disposition or deemed disposition, the fair market value of all of the properties of our partnership that were taxable Canadian property, certain types of resource properties, income interests in trusts resident in Canada or interests in or options in respect thereof, was greater than 50% of the fair market value of all of its properties. Under the Tax Proposals announced by the Department of Finance (Canada) on March 4, 2010 as part of the 2010 Canadian Federal Budget, the definition of “taxable Canadian property” in the Tax Act will be amended such that the LP Units will not be taxable Canadian property at the time of a disposition or deemed disposition unless, at any time during the 60-month period preceding the disposition, more than 50% of the fair market value of the LP Units was derived, directly or indirectly, from one or any combination of (i) real or immovable property situated in Canada, (ii) Canadian resource properties, (iii) timber resource properties, and (iv) options in respect of or interests or civil law rights in such property. Legislation to implement these Tax Proposals is contained in Bill C-9, which was passed in the House of Commons and received second reading in the Senate on June 10, 2010. Our Managing General Partner and the Infrastructure General Partner advise that the LP Units are not expected to be taxable Canadian property and that our partnership and Brookfield Infrastructure are not expected to dispose of taxable Canadian property. However, no assurance can be given in this regard.  See also “Risk Factors–Risks Relating to Taxation” in our Annual Report on Form 20-F.

Consequences of Participation in the Plan

A U.S. Participant will not be subject to consequences under the Tax Act with respect to the reinvestment of distributions pursuant to the Plan.  A U.S. Participant also will not be subject to consequences under the Tax Act with respect to the receipt of a certificate for whole LP Units from the Plan or upon the electronic transfer of LP Units from the Plan to the U.S. Participant’s brokerage account.  A U.S. Participant will not be subject to tax under the Tax Act on any capital gain realized with respect to the receipt of a cash payment for a fractional LP Unit.

Consequences of Holding LP Units

Taxation of Income or Loss

A U.S. Participant will not be subject to Canadian federal income tax under Part I of the Tax Act on its share of income from a business carried on by our partnership (or Brookfield Infrastructure) outside Canada or the non-business income earned by our partnership (or Brookfield Infrastructure) from sources in Canada. However, a U.S. Participant may be subject to Canadian federal withholding tax under Part XIII of the Tax Act, as described below. Our Managing General Partner and the Infrastructure General Partner, as the case may be, have advised that they intend to organize and conduct the affairs of our partnership or Brookfield Infrastructure such that U.S. Participants should not be considered to be carrying on business in Canada solely by virtue of their investment in our partnership. However, no assurance can be given in this regard.

Our partnership and Brookfield Infrastructure will be deemed to be a non-resident person in respect of certain amounts paid or credited to them by a person resident or deemed to be resident in Canada, including dividends or interest.  Dividends or interest (other than interest exempt from Canadian federal withholding tax) paid by a person resident or deemed to be resident in Canada to Brookfield Infrastructure will be subject to withholding tax under Part XIII of the Tax Act at the rate of 25%.  However, the CRA’s administrative practice in similar circumstances is to permit the rate of Canadian federal withholding tax applicable to such payments to be computed by looking through the partnership and taking into account the residency of the partners (including partners who are resident in Canada) and any reduced rates of Canadian federal withholding tax that any non-resident partners may be entitled to under an applicable income tax treaty or convention, provided that the residency status and entitlement to the treaty benefits can be established.  In determining the rate of Canadian federal withholding tax applicable to amounts paid by the Holding Entities to Brookfield Infrastructure, we expect the Holding Entities to look-through Brookfield Infrastructure and our partnership to the residency of the partners of our partnership (including partners who are residents of Canada) and to take into account any reduced rates of Canadian federal withholding tax that non-resident partners may be entitled to under an applicable income tax treaty or convention in order to determine the appropriate amount of Canadian federal withholding tax to withhold from dividends or interest paid to Brookfield Infrastructure.  However, there can be no assurance that the CRA would apply its administrative practice in this context.  Under the Canada-U.S. Tax Treaty, a Canadian resident payer may be required to look through fiscally transparent partnerships such as our partnership and Brookfield Infrastructure to the residency of limited partners of our partnership who are entitled to relief under the treaty and take into account reduced rates of Canadian federal withholding tax that such limited partners may be entitled to under that treaty.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

This summary discusses certain United States federal income tax consequences relating to participation in the Plan by participants that hold LP Units as capital assets. This summary is based on provisions of the U.S. Internal Revenue Code of 1986, as amended, or the U.S. Internal Revenue Code, on the regulations promulgated thereunder and on published administrative rulings, judicial decisions and other applicable authorities, all as in effect on the date hereof and all of which are subject to change at any time (possibly with retroactive effect). This summary is necessarily general and may not apply to all categories of investors, some of which may be subject to special rules (including, without limitation, investors that own more than 5% of our units, dealers in securities or currencies, financial institutions or financial services entities, life insurance companies, holders of our units held as part of a straddle, hedge, constructive sale or conversion transaction with other investments, U.S. participants whose functional currency is not the U.S. dollar, persons who have elected mark-to-market accounting, persons who hold our units through a partnership or other entity which is a pass-through entity for U.S. federal income tax purposes,  persons for whom our units are not a capital asset, or certain expatriates who meet the expatriation rules in Section 877 of the U.S. Internal Revenue Code or former long-term residents of the United States). Tax-exempt organizations are discussed separately below.  The actual tax consequences of the ownership and disposition of our units will vary depending on your circumstances.

For purposes of this discussion, a “U.S. Participant” (or a “U.S. Holder”) is a beneficial owner of one or more LP Units held as a capital asset and purchased pursuant to the Plan that is, for U.S. federal income tax purposes: (1) an individual citizen or resident of the United States; (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia; (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust which is either (i) subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. A “non-U.S. Participant” (or a “non-U.S. Holder”) is a holder that is not a U.S. Participant and who, in addition, is not (i) a partnership or other fiscally transparent entity, or (ii) an individual present in the United States for 183 days or more in a taxable year who meets certain other conditions under the substantial presence test under Section 7701(b)(3) of the U.S. Internal Revenue Code and U.S. Treasury Regulation Section 301.7701(b)-1(c).

If a partnership participates in the Plan, the tax treatment of a partner of such partnership will generally depend upon the status of the partner and activities of the partnership. If you are a partner of a partnership holding our units, you should consult your own tax advisors.

A non-U.S. Participant who holds more than 5% of our units may be subject to special rules under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA. For purposes of determining whether a non-U.S. Participant holds more than 5% of our units, special attribution rules apply. Where a non-U.S. person who holds (or is deemed to hold) more than 5% of our units disposes of units at a time when our partnership is a U.S. Real Property Holding Corporation, or USRPHC (which determination includes a five year look back period) any gain will be subject to U.S. taxation at 35%, and such non-U.S. person will have a U.S. tax return filing obligation. Our Managing General Partner does not believe that our partnership is currently, or has been, a USRPHC. Our partnership is not under any obligation to avoid becoming a USRPHC or to notify Unitholders in the event that our Managing General Partner determines it becomes a USRPHC. If any Unitholder is a non-U.S. person and owns or anticipates owning more than 5% of our units, such person should consult their tax advisors. The application of the FIRPTA rules to a non-U.S. Participant who holds (or is deemed to hold) more than 5% of our units would result in such non-U.S. Participant being liable for FIRPTA tax if such non-U.S. Participant disposes of our units at a time when we are a USRPHC or have at any time been a USRPHC within the shorter of such non-U.S. Participant’s holding period or five years preceding the disposition.

This discussion does not constitute tax advice and is not intended to be a substitute for tax planning.  Prospective participants in the Plan are urged to consult their own tax advisors concerning the U.S. federal, state and local income tax consequences particular to their participation in the Plan, as well as any consequences under the laws of any other taxing jurisdiction.

Partnership Status of our Partnership and Brookfield Infrastructure

Each of our partnership and Brookfield Infrastructure has made a protective election to be treated as a partnership for U.S. federal income tax purposes. An entity that is treated as a partnership for U.S. federal income tax purposes incurs no U.S. federal income tax liability. Instead, each partner is required to take into account its allocable share of items of income, gain, loss, and deduction of the partnership in computing its U.S. federal income tax liability, regardless of whether cash distributions are made. Distributions of cash by a partnership to a partner (including cash distributions payable on the LP Units in a U.S. Participant’s account under the Plan on the Investment Date and any taxes withheld therefrom) are generally not taxable unless the amount of cash distributed (or deemed distributed) to a partner is in excess of the partner’s adjusted basis in its partnership interest.

An entity that would otherwise be classified as a partnership for U.S. federal income tax purposes may nonetheless be taxable as a corporation if it is a “publicly traded partnership,” unless an exception applies. Our partnership will be publicly traded; however, an exception, referred to as the “Qualifying Income Exception,” exists with respect to a publicly traded partnership if at least 90% of such partnership’s gross income for every taxable year consists of “qualifying income” and the partnership would not be required to register under the U.S. Investment Company Act if it were a U.S. corporation. Qualifying income includes certain interest income, dividends, real property rents, gains from the sale or other disposition of real property, and any gain from the sale or disposition of a capital asset or other property held for the production of income that otherwise constitutes qualifying income. Our Managing General Partner, and the Infrastructure General Partner, intend to manage our affairs so that our partnership will meet the Qualifying Income Exception in each taxable year (however, the status of certain fees and expense reimbursements we received or may receive in connection with the BBI Transaction and treat as “qualifying income” or exclude from income is not clear).

There is currently proposed legislation in the U.S. Congress (H.R. 4213, the American Jobs and Closing Tax Loopholes Act of 2010, the  “Act”), which, if enacted in its current form and determined to be applicable to our partnership could have adverse consequences, including (a) the (i) potential for re-characterization of capital gain income of our partnership as “ordinary income”, (ii) potential for interest income subject to the portfolio interest exception to be reclassified as “ordinary income” and subjected to U.S. withholding tax, (iii) potential for qualified dividend income to be reclassified as “ordinary income” and subjected to a higher rate of U.S. income tax, (iv) possible re-characterization of certain capital gain as “ordinary income” upon your sale of any LP Units after December 31, 2010 and (v) the inclusion of any amounts re-characterized as “ordinary income” in determining your “net earnings from self-employment,” and (b) significant limitations on the ability of our partnership to meet the “qualifying income” exception for taxation as a partnership for U.S. federal income tax purposes.  Based upon the current structure and investments of our partnership, it is not anticipated that issues (a)(i) and (a)(ii), above (to which the Act is generally intended to apply for income recognized after December 31, 2010), would have an immediate or material impact on our Unitholders. Further, a fix for the provision related to issue (a)(iv) above has been proposed and may be included in any ultimate Senate amendment, and, if ultimately adopted, would appear to eliminate the possible re-characterization, and the provision relating to issue (b), above, as currently drafted, does not apply for ten (10) years. As of June 22, 2010, it is unclear when or whether such proposed legislation will ultimately become law, and whether the legislation as enacted would be problematic for our partnership. In view of the potential significance of any such U.S. federal income tax law changes and the fact that there are likely to be ongoing developments in this area, you should consult your own tax advisor as to the potential effects the proposed legislation might have on an investment in our partnership.  Subject to the foregoing, our Managing General Partner believes our partnership will be treated as a partnership and not as a corporation for U.S. federal income tax purposes. The remainder of this section assumes that the  proposed tax legislation, even if enacted, would not be applicable to our partnership or to Brookfield Infrastructure.

If our partnership fails to meet the Qualifying Income Exception, other than a failure which is determined by the U.S. Internal Revenue Service (the “IRS”) to be inadvertent and which is cured within a reasonable time after discovery, or if our partnership is required to register under the U.S. Investment Company Act, our partnership will be treated as if it had transferred all of its assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which our partnership fails to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed the stock to the holders of our units in liquidation thereof. This deemed contribution would likely result in recognition of gain (but not loss) to U.S. Participants. However, U.S. Participants actually or constructively owning less than 5% of our units generally would not recognize the portion of such gain attributable to stock or securities of non-U.S. corporations which we may hold. If, at the time of the contribution, our partnership has liabilities in excess of the tax basis of its assets, all U.S. Participants would generally recognize gain in respect of such excess liabilities upon the deemed transfer. Afterwards, our partnership would be treated as a corporation for U.S. federal income tax purposes.

If our partnership were treated as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our partnership’s items of income, gain, loss and deduction would be reflected only on our partnership’s tax return rather than being passed through to holders of our units, and our partnership would be subject to U.S. corporate income tax and branch profits tax with respect to its income, if any, that is effectively connected with a U.S. trade or business. Moreover, under certain circumstances, our partnership may be classified as a PFIC, for U.S. federal income tax purposes, and you would be subject to the rules applicable to PFICs discussed below. See “—Tax Consequences of Purchase, Ownership and Disposition of LP Units —Consequences to U.S. Participants—Passive Foreign Investment Companies”. Subject to the PFIC rules discussed below, distributions made to U.S. Participants would be treated as either taxable dividend income, which may be eligible for reduced rates of taxation (if such distributions are made prior to January 1, 2011, and are made in respect of our units traded on the NYSE and certain other requirements are satisfied), to the extent of our partnership’s current or accumulated earnings and profits, or in the absence of earnings and profits, as a nontaxable return of capital, to the extent of the holder’s tax basis in our units, or as taxable capital gain, after the holder’s basis is reduced to zero. In addition, dividends, interest and certain other passive income that our partnership receives with respect to U.S. investments generally could be subject to U.S. withholding tax at a rate of 30%  (although certain non-U.S. Participants nevertheless may be entitled to certain treaty benefits in respect of their allocable share of such income) and U.S. Participants would not be allowed a tax credit with respect to any such tax withheld.  In addition, the “portfolio interest” exemption would not apply to certain interest income of our partnership (although certain non-U.S. Participants nevertheless may be entitled to certain treaty benefits in respect of their allocable share of such income). Accordingly, treatment of our partnership as a corporation could materially reduce a holder’s after-tax return and, thus, could result in a substantial reduction of the value of our units. If Brookfield Infrastructure were to be treated as a corporation for U.S. federal income tax purposes, consequences similar to those described above would apply.

The remainder of this section assumes that our partnership and Brookfield Infrastructure will be treated as partnerships for U.S. federal income tax purposes. We expect that a substantial portion of the items of income, gain, deduction, loss and credit realized by our partnership will be realized in the first instance by Brookfield Infrastructure and allocated to our partnership for reallocation to our Unitholders. Unless otherwise specified, references in this section to realization of our partnership’s items of income, gain, loss, deduction or credit include a realization of such items by Brookfield Infrastructure and the allocation of such items to our partnership.

Tax Consequences of Participation in the Plan

A U.S. Participant will be treated as receiving a distribution for U.S. federal income tax purposes in an amount equal to the cash distributions payable on the LP Units in a U.S. Participant’s account under the Plan on the applicable dividend payment date (the “Investment Date”) plus the amount of any tax withheld therefrom. A U.S. Participant’s basis for U.S. federal income tax purposes in the units acquired under the Plan, as well as in any units owned prior to the acquisition of units under the Plan, will be determined by his or her “unitary” tax basis in all LP Units owned by such U.S. Participant. See “Tax Consequences of Purchase, Ownership and Disposition of LP Units - Consequences to U.S. Participants —Holding of our units -  Basis” below. A U.S. Participant’s holding period for U.S. federal income tax purposes in the units acquired under the Plan, as well as in any units owned prior to the acquisition of units under the Plan, will generally be determined based on a “split” holding period in all LP Units owned by such U.S. Participant. See “Tax Consequences of Purchase, Ownership and Disposition of LP Units — Consequences to U.S. Participants  — Special Considerations for Purchasers of Additional Units” below for additional information, including a potentially available holding period “tracing” approach in lieu of requiring a “split” holding period in your units.

Any distribution to a U.S. Participant described in the preceding paragraph will be treated for U.S. federal income tax purposes in the same manner as cash distributions described in “Tax Consequences of Purchase, Ownership and Disposition of LP Units  — Consequences to U.S. Participants — Holding of our units —Income and Loss” below.

A Non-U.S. Participant’s basis in, and holding period for, LP Units acquired under the Plan are determined for U.S. federal income tax purposes in the same manner as described above for U.S. Participants.  Non-U.S. Participants should refer to the section entitled “Tax Consequences of Purchase, Ownership and Disposition of LP Units — Consequences to Non-U.S. Participants” below for a summary of the general United States federal income tax consequences to them of acquiring, holding and disposing of LP Units, which is also applicable with respect to LP Units acquired under the Plan. Non-U.S. Participants should consult their own tax advisors for advice concerning the specific United States federal income tax consequences to them of participation in the plan.

Tax Consequences of Purchase, Ownership and Disposition of LP Units

Consequences to U.S. Participants

Holding of our units

Income and Loss.  If you are a U.S. Participant, you will be required to take into account, as described below, your distributive share of our partnership’s items of income, gain, loss, deduction and credit for each of our partnership’s taxable years ending with or within your taxable year. Each item generally will have the same character and source (either U.S. or foreign) as though you had realized the item directly. You will report those items without regard to whether any distribution has been or will be received from our partnership. Although we intend to make cash distributions (which we intend to pay to all of our Unitholders on a quarterly basis) in an amount that is generally expected to be sufficient to permit our U.S. Participants to fund their estimated U.S. tax obligations (including any U.S. federal, state and local income taxes) with respect to their distributive shares of our partnership’s net income or gain, based upon your particular tax situation and simplifying assumptions that we will make in determining the amount of such distributions, and whether or not you elect to reinvest such distributions pursuant to the Plan, your tax liability may exceed cash distributions made to and retained by you, in which case you would have to satisfy tax liabilities arising from your units in our partnership from your own funds.

With respect to U.S. Participants who are individuals, certain dividends paid by a corporation, including certain qualified foreign corporations, to us and that are allocable to such U.S. Participants prior to January 1, 2011 may qualify for reduced rates of taxation. A qualified foreign corporation includes a foreign corporation that is eligible for the benefits of specified income tax treaties with the United States. In addition, a foreign corporation is treated as a qualified corporation with respect to its shares that are readily tradable on an established securities market in the United States. Among other exceptions, U.S. Participants who are individuals will not be eligible for reduced rates of taxation on any dividends if the payer is a PFIC in the taxable year in which such dividends are paid or in the preceding taxable year. U.S. Participants that are corporations may be entitled to a “dividends received deduction” in respect of dividends paid by U.S. corporations in which we own stock. You should consult your own tax advisors regarding the application of the foregoing rules to your particular circumstances.

For U.S. federal income tax purposes, your allocable share of our partnership’s items of income, gain, loss, deduction or credit will be governed by our limited partnership agreement if such allocations have a “substantial economic effect” or are determined to be in accordance with your interest in our partnership. Similarly, our partnership’s allocable share of items of income, gain, loss, deduction or credit of Brookfield Infrastructure will be governed by the limited partnership agreement of Brookfield Infrastructure if such allocations have “substantial economic effect” or are determined to be in accordance with our partnership’s interest in Brookfield Infrastructure. Our Managing General Partner and the Infrastructure Partner believe that, for U.S. federal income tax purposes, such allocations should be given effect, and our Managing General Partner and the Infrastructure General Partner intend to prepare tax returns based on such allocations. If the IRS successfully challenged the allocations made pursuant to either our limited partnership agreement or the limited partnership agreement of Brookfield Infrastructure, the resulting allocations for U.S. federal income tax purposes may be less favorable than the allocations set forth in such agreements.

Basis. You will have an initial tax basis for your units equal to the sum of (i) the amount of cash paid for our units (or, if you received your units pursuant to the spin-off, the amount of dividend income you recognized pursuant to the spin-off) and (ii) your share of our partnership’s liabilities, if any. That basis will be increased by your share of our partnership’s income and by increases in your share of our partnership’s liabilities, if any. That basis will be decreased, but not below zero, by distributions you receive from our partnership, by your share of our partnership’s losses and by any decrease in your share of our partnership’s liabilities. Under applicable U.S. federal income tax rules, a partner in a partnership has a single, or “unitary,” tax basis in his or her partnership interest. As a result, any amount you pay to acquire additional units in our partnership (including through the Plan) will be averaged with the adjusted tax basis of our units you owned prior to the acquisition of such additional units. The amount you pay to acquire additional units cannot be “traced” to the additional units so acquired. Certain consequences of your “unitary” tax basis are discussed in greater detail below in “Special Considerations for Purchasers of Additional units.”

For purposes of the foregoing rules, the rules discussed immediately below, and the rules applicable to a sale or your units, our partnership’s liabilities will generally include our partnership’s share of any liabilities of Brookfield Infrastructure.

Limits on Deductions for Losses and Expenses. Your deduction of your share of our partnership’s losses will be limited to your tax basis in your units and, if you are an individual or a corporate holder that is subject to the “at risk” rules, to the amount for which you are considered to be “at risk” with respect to our partnership’s activities, if that is less than your tax basis. In general, you will be at risk to the extent of your tax basis in your units, reduced by (i) the portion of that basis attributable to your share of our partnership’s liabilities for which you will not be personally liable (excluding certain qualified non-recourse financing) and (ii) any amount of money you borrow to acquire or hold your units, if the lender of those borrowed funds owns an interest in us, is related to you, or can look only to your units for repayment. Your at risk amount will generally increase by your allocable share of our partnership’s income and gain and decrease by cash distributions you receive from our partnership and your allocable share of losses and deductions. You must recapture losses deducted in previous years to the extent that distributions cause your at risk amount to be less than zero at the end of any taxable year. Losses disallowed or recaptured as a result of these limitations will carry forward and will be allowable to the extent that your tax basis or at risk amount, whichever is the limiting factor, subsequently increases. Upon the taxable disposition of your units, any gain recognized by you can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss above that gain previously suspended by the at risk or basis limitations may no longer be used. You should consult your own tax advisors as to the effects of the at risk rules.

Limitations on Deductibility of Organizational Expenses and Syndication Fees. In general, neither our partnership nor any U.S. Participant may deduct organizational or syndication expenses. Similar rules apply to organizational or syndication expenses incurred by Brookfield Infrastructure. While an election may be made by a partnership to amortize organizational expenses over a 15-year period, we do not intend to make such election for either our partnership or Brookfield Infrastructure. Syndication fees (which would include any sales or placement fees or commissions) must be capitalized and cannot be amortized or otherwise deducted.

Limitations on Interest Deductions. Your share of our partnership’s interest expense is likely to be treated as “investment interest” expense. If you are a non-corporate taxpayer, the deductibility of “investment interest” expense is generally limited to the amount of your “net investment income.” Your share of our partnership’s dividend and interest income will be treated as investment income, although “qualified dividend income” subject to reduced rates of tax in the hands of an individual will only be treated as investment income if you elect to treat such dividend as ordinary income not subject to reduced rates of tax. In addition, state and local tax laws may disallow deductions for your share of our partnership’s interest expense.

Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment.

Deductibility of Partnership Investment Expenditures by Individual Partners and by Trusts and Estates. Subject to certain exceptions, all miscellaneous itemized deductions of an individual taxpayer, and certain of such deductions of an estate or trust, are deductible only to the extent that such deductions exceed 2% of the taxpayer’s adjusted gross income. Moreover, the otherwise allowable itemized deductions of individuals whose gross income exceeds an applicable threshold amount are subject to reduction by an amount equal to the lesser of (i) 3% of the excess of the individual’s adjusted gross income over the threshold amount, or (ii) 80% of the amount of the itemized deductions, such reductions to be reduced on a phased basis in 2009, eliminated in 2010, and, absent U.S. Congressional action, reinstated for tax years after 2010. The operating expenses of our partnership, including our partnership’s allocable share of the base management fee or any other management fees (if any), will likely be treated as miscellaneous itemized deductions subject to the foregoing rule. Alternatively, it is possible that our partnership and Brookfield Infrastructure will be required to capitalize amounts paid in respect of the base management fee (as well as amounts paid in respect of any other management fees (if any)). Accordingly, if you are a non-corporate U.S. Participant, you should consult your own tax advisors with respect to the application of these limitations.

Sale or Exchange of Our Units

You will recognize gain or loss on a sale by you of our units equal to the difference, if any, between the amount realized and your tax basis in our units sold. Your amount realized will be measured by the sum of the cash or the fair market value of other property received plus your share of our partnership’s liabilities, if any.

Gain or loss recognized by you on the sale or exchange by you of our units will generally be taxable as capital gain or loss and will be long-term capital gain or loss if our units were held for more than one year on the date of such sale or exchange. Under certain circumstances, your gain or loss may be long-term capital gain or loss, in part, and short-term capital gain or loss, in part, under the “split” holding period rules discussed below in “Special Considerations for Purchasers of Additional Units.” Assuming you have not elected to treat your share of our interest in any PFICs in which we may invest as a “qualified electing fund”, gain attributable to such investment in a PFIC would be taxable in the manner described below in “—Passive Foreign Investment Companies”. In addition, certain gain attributable to “unrealized receivables” or “inventory items” could be characterized as ordinary income rather than capital gain. For example, if our partnership holds debt acquired at a market discount, accrued market discount on such debt would be treated as “unrealized receivables.” The deductibility of capital losses is subject to limitations.

Special Considerations for Purchasers of Additional Units

Where a partner in a partnership acquires portions of his or her interest at different times, applicable U.S. federal income tax rules provide that the partner has a divided, or “split” holding period in his or her interest. Thus, if you acquire additional units at different times (including acquisitions made through the Plan) each unit you own (including the additional units you acquire) will have a “split” holding period: a fraction of each unit will have a holding period commencing on the date after the acquisition of the additional units under the plan, and a fraction of each unit will have a holding period attributable to your previously-owned (“historic”) units, based on the relative fair market values of the additional units and the historic units (as of the date of the acquisition of the additional units). The foregoing rules apply each time you acquire additional units (including under the Plan). Nonetheless, each unit will retain an “averaged” adjusted tax basis as described above in “Basis.”

Subject to the special tracing approach described below, if you dispose of any units (whether historic or additional units) within one year of acquiring additional units, the disposition may give rise to both short- term capital gain (or loss), in part, and long-term capital gain (or loss), in part, as a result of each unit’s “split” holding period. Likewise, a cash distribution to you within a year of the acquisition of additional units in excess of your “unitary” adjusted tax basis in all of your units could give rise to both short-term and long-term capital gain.

You may under certain circumstances use a “tracing” approach in lieu of having a “split” holding period in your units. The U.S. Treasury Regulations provide that a selling partner in a “publicly traded partnership” may use the actual holding period of the portion of his or her partnership interest if (1) the interest is divided into identifiable units with ascertainable holding periods, (2) the partner can identify the portion of the partnership interest transferred, and (3) the partner elects to use the identification method for all sales or exchanges of his or her interests in the partnership. As described above, our partnership will be a “publicly traded partnership.” If you intend to rely on this alternative tracing approach, you must make an election to do so with your first disposition of units. This election applies only to your holding period in your units, not to your basis, which you may not “trace” under the “unitary” tax basis rules described above.

You should consult your own tax advisors regarding the consequences of a “split” holding period in your units, as well the availability and advisability of making the alternative tracing election.

Foreign Tax Credit Limitations

You will generally be entitled to a foreign tax credit with respect to your allocable share of creditable foreign taxes paid on our partnership’s income and gains. Complex rules may, depending on your particular circumstances, limit the availability or use of foreign tax credits. Gains from the sale of our partnership’s investments may be treated as U.S. source gains. Consequently, you may not be able to use the foreign tax credit arising from any foreign taxes imposed on such gains unless such credit can be applied (subject to applicable limitations) against U.S. tax due on other income treated as derived from foreign sources. Certain losses that our partnership incurs may be treated as foreign source losses, which could reduce the amount of foreign tax credits otherwise available.

Section 754 Election

Our partnership and Brookfield Infrastructure have each made the election permitted by Section 754 of the U.S. Internal Revenue Code (the “the Section 754 Election”). The Section 754 Election is irrevocable without the consent of the IRS. The Section 754 Election generally requires our partnership to adjust the tax basis in its assets, or inside basis, attributable to a transferee of our units under Section 743(b) of the U.S. Internal Revenue Code to reflect the purchase price paid by the transferee for our units. This election does not apply to a person who purchases our units directly from us. For purposes of this discussion, a transferee’s inside basis in our partnership’s assets will be considered to have two components: (i) the transferee’s share of our partnership’s tax basis in our partnership’s assets, or common basis, and (ii) the adjustment under Section 743(b) of the U.S. Internal Revenue Code to that basis. The foregoing rules would also apply to Brookfield Infrastructure.

Generally, a Section 754 Election would be advantageous to a transferee U.S. Holder if such U.S. Holder’s tax basis in its units is higher than our units’ share of the aggregate tax basis of our partnership’s assets immediately prior to the transfer. In that case, as a result of the Section 754 Election, the transferee U.S. Holder would have a higher tax basis in such U.S. Holder’s share of our partnership’s assets for purposes of calculating, among other items, such U.S. Holder’s share of any gain or loss on a sale of our partnership’s assets. Conversely, a Section 754 Election would be disadvantageous to a transferee U.S. Holder if such U.S. Holder’s tax basis in its units is lower than those units’ share of the aggregate tax basis of our partnership’s assets immediately prior to the transfer. Thus, the fair market value of our units may be affected either favorably or adversely by the election.

The calculations involved in the Section 754 Election are complex, and our Managing General Partner and the Infrastructure General Partner advise that they will make them on the basis of assumptions as to the value of our assets and other matters. You should consult your own tax advisors as to the effects of the Section 754 Election.

Uniformity of Our Units

Because we cannot match transferors and transferees of our units, we must maintain uniformity of the economic and tax characteristics of our units to a purchaser of our units. In the absence of uniformity, we may be unable to comply fully with a number of U.S. federal income tax requirements. A lack of uniformity can result from a literal application of Treasury Regulations under Section 743 of the U.S. Internal Revenue Code to our partnership’s Section 743(b) adjustments, the determination that our partnership’s Section 704(c) allocations are unreasonable, or other reasons. Section 704(c) allocations would be intended to reduce or eliminate the disparity between tax basis and the value of our partnership’s assets in certain circumstances, including on the issuance of additional units. In order to maintain the fungibility of all of our units at all times, we seek to achieve the uniformity of U.S. tax treatment for all purchasers of our units which are acquired at the same time and price (irrespective of the identity of the particular seller of our units or the time when our units are issued by our partnership) through the application of certain tax accounting principles that our Managing General Partner believes are reasonable for our partnership. However, the IRS may disagree with us and may successfully challenge our application of such tax accounting principles. Any non-uniformity could have a negative impact on the value of our units.

Foreign Currency Gain or Loss

Our partnership’s functional currency will be the U.S. dollar, and our partnership’s income or loss will be calculated in U.S. dollars. It is likely that our partnership will recognize “foreign currency” gain or loss with respect to transactions involving non-U.S. dollar currencies. In general, foreign currency gain or loss is treated as ordinary income or loss. You should consult your own tax advisors regarding the tax treatment of foreign currency gain or loss.

Passive Foreign Investment Companies

A U.S. Participant will be subject to special rules applicable to indirect investments in foreign corporations, including an investment in a PFIC.

A PFIC is defined as any foreign corporation with respect to which (after applying the applicable look-through rules under Section 1297(c) of the U.S. Internal Revenue Code) either (i) 75% or more of its gross income for a taxable year is “passive income” or (ii) 50% or more of its assets in any taxable year (generally based on the quarterly average of the value of its assets) produce “passive income.” There are no minimum stock ownership requirements for PFICs. Once a corporation qualifies as a PFIC it is as to any person with an interest in such corporation at any time at which it was a PFIC, subject to certain exceptions, always treated as a PFIC, regardless of whether it satisfies either of the qualification tests in subsequent years. Any gain on disposition of stock of a PFIC, as well as income realized on certain “excess distributions” by the PFIC, is treated as though realized ratably over the shorter of your holding period of our units or our holding period for the PFIC. Such gain or income is taxable as ordinary income and dividends paid by a PFIC are not eligible for the preferential tax rate in the hands of individuals who would otherwise be eligible for the preferential tax rate for dividends. In addition, an interest charge would be imposed on you based on the tax deferred from prior years.

If you made an election to treat your share of our interest in a PFIC as a “qualified electing fund”, such election a “QEF election”, for the first year you are treated as holding such interest, in lieu of the foregoing treatment, you would be required to include in income each year a portion of the ordinary earnings and net capital gains of the PFIC, even if not distributed to our partnership or to you. A QEF election must be made by you on an entity-by-entity basis. To make a QEF election, you would, among other things, be required to (a) obtain an information statement (through an intermediary statement supplied by our partnership) with respect to the PFIC and (b) prepare and submit IRS Form 8621 with your annual income tax return. Once you make a QEF election for an entity, such election applies to any additional shares of interest in such entity acquired directly or indirectly, including through additional LP Units acquired after the QEF election is made (such as LP Units acquired under the Plan).  If you make a QEF election after the first year that you are treated as holding in interest in a PFIC, the adverse tax consequences relating to PFIC stock will continue to apply with respect to the pre-QEF election period, unless you make a “purging election”.  The purging election would create a deemed sale of your previously held share of our interests in a PFIC.  The gain recognized by the purging election would be subject to the special tax and interest charge rules, which treat the gain as an excess distribution, as described above. As a result of the purging election, you would have a new basis and holding period in your share of our  interests in the PFIC. U.S. Participants should consult their own tax advisors as to the manner in which such direct inclusions affect their allocable share of our income and their tax basis in their units and the advisability of making a QEF election or a purging election.

Alternatively, in the case of a PFIC that is a publicly traded foreign company, an election may be made to “mark-to-market” the stock of such foreign portfolio company on an annual basis. Once you make a “mark-to-market” election, such election applies to any additional shares of interest in such entity acquired directly or indirectly, including through additional LP Units acquired after the “mark-to-market” election is made (such as LP Units acquired under the Plan). Pursuant to such an election, you would include in each year as ordinary income the excess, if any, of the fair market value of such stock over its adjusted basis at the end of the taxable year. You may treat as ordinary loss any excess of the adjusted basis of the stock over its fair market value at the end of the year, but only to the extent of the net amount previously included in income as a result of the election. Although we may in the future acquire PFICs which are publicly traded foreign companies, it is not expected that interests in any of our current operations will be publicly traded. Thus, a U.S. Participant would not be eligible to make a mark-to-market election in respect of its indirect ownership interest in any of our operating entities.

Based on our analysis of our operating entities and Holding Entities, as well as our expectations regarding future operations, our Managing General Partner and the Infrastructure General Partner believe that some of the operating entities may be PFICs and we expect that one or more of the entities acquired in the BBI Transaction will also be PFICs. Although we do not otherwise intend to invest significant amounts in PFICs, there can be no assurance that a current or future investment will not qualify as a PFIC or that an investment in PFIC stock will be eligible for the “mark-to-market” election. In addition, we may be required to hold an existing or future operating entity through a Holding Entity that would be a PFIC in order to ensure that our partnership satisfies the Qualifying Income Exception. See “—Investment Structure”, below. To the extent reasonably practicable, we intend to timely provide you with information related to the PFIC status of each entity we are able to identify as a PFIC, including information necessary to make a QEF election with respect to each such entity. To the extent reasonably practicable, we intend to make distributions of the earnings of each entity we are able to identify as a PFIC not less frequently than annually so as to minimize the likelihood that you will have excess distributions with respect to any such entity. However, because we cannot assure that will be the case, and because any gains on a sale of any such entity would remain subject to the PFIC tax regime discussed above (see also “Sale or Exchange of Our Units,” above), we urge you to consider timely filing a QEF election with respect to each entity we are able to identify as a PFIC and for which we are able to provide the necessary information for the first year we hold an interest in such entity (or for the first year you held units, if later).

An investment in a PFIC may create a reporting obligation under the “Foreign Bank and Financial Account Reporting” rules as discussed in the section “-Administrative Matters — Foreign Bank and Financial Account Reporting” below.  Recently enacted U.S. legislation requires each U.S. person who directly or indirectly owns an interest in a PFIC to file an annual report with the IRS and failure to file such report could result in the imposition of penalties on such U.S. person. You should consult your own tax advisors regarding the PFIC rules, including the potential effects this legislation might have on your filing requirements and  the advisability of making a QEF election or, if applicable, a mark-to-market election, with respect to each PFIC.

Investment Structure

To manage our affairs so as to ensure that our partnership meets the Qualifying Income Exception for the publicly traded partnership rules (discussed above) and comply with certain requirements in our limited partnership agreement, we may need to structure certain investments through an entity classified as a corporation for U.S. federal income tax purposes. Such investment structures will be entered into as determined in the sole discretion of our Managing General Partner and the Infrastructure General Partner in order to create a tax structure that generally is efficient for our Unitholders. However, because our Unitholders will be located in numerous taxing jurisdictions, no assurances can be given that any such investment structure will be beneficial to all our Unitholders to the same extent, and may even impose additional tax burdens on some of our Unitholders. As discussed above, if any such entity were a non-U.S. corporation it may be considered a PFIC. If any such entity were a U.S. corporation, it would be subject to U.S. federal income tax on its operating income, including any gain recognized on its disposal of its investments. In addition, if the investment involves U.S. real property, gain recognized on disposition of the investment by a corporation would generally be subject to corporate-level tax, whether the corporation is a U.S. or a non-U.S. corporation.

Taxes in Other Jurisdictions

In addition to U.S. federal income tax consequences, because of an investment in our partnership, you may be subject to potential U.S. state and local taxes in the U.S. state or locality in which you are a resident for tax purposes. You may also be subject to tax return filing obligations and income, franchise or other taxes, including withholding taxes, in non-U.S. jurisdictions in which we invest. We will attempt, to the extent reasonably practicable, to structure our operations and investments so as to avoid income tax filing obligations by our investors in non-U.S. jurisdictions, but, there may be circumstances in which we are unable to do so. Income or gains from investments held by us may be subject to withholding or other taxes in jurisdictions outside the United States, subject to the possibility of reduction under applicable income tax treaties. If you wish to claim the benefit of an applicable income tax treaty, you may be required to submit information to tax authorities in such jurisdictions. You should consult your own tax advisors regarding the U.S. state, local and non-U.S. tax consequences of an investment in our partnership.

U.S. Withholding Taxes

Although each U.S. Holder is required to provide us with a Form W-9, we nevertheless may be unable to accurately or timely determine the tax status of our investors for purposes of determining whether U.S. withholding applies to payments made by our partnership to some or all of our Unitholders. In such a case, payments made by our partnership to U.S. Holders, including U.S. Participants, may be subject to U.S. “backup” withholding at the applicable rate (currently 28%) or other U.S. withholding taxes (potentially as high as 30%). You would be able to treat as a credit your allocable share of any U.S. withholding taxes paid in the taxable year in which such withholding taxes were paid and, as a result, you may be entitled to a refund of such taxes from the IRS. In the event you transfer or otherwise dispose of some or all of your units, special rules may apply for purposes of determining whether you or the transferee of such units is subject to U.S. withholding taxes in respect of income allocable to, or distributions made on account of, such units and/or entitled to refunds of any such taxes withheld. See below “Administrative Matters—Certain Effects of a Transfer of Units”. You should consult your own tax advisors regarding the treatment of U.S. withholding taxes.

Transferor/Transferee Allocations

Our partnership may allocate items of income, gain, loss, deduction and credit using a monthly or other convention, whereby any such items recognized in a given month by our partnership are allocated to the holders of our units as of a specified date of such month. As a result, if you transfer your units, you may be allocated income, gain, loss and deduction realized by our partnership after the date of transfer. Similarly, if you acquire additional units, you may be allocated income, gain, loss, and deduction realized by our partnership prior to your ownership of such units.

Although Section 706 of the U.S. Internal Revenue Code generally provides guidelines for allocations of items of partnership income and deductions between transferors and transferees of partnership interests, it is not clear that our partnership’s allocation method complies with its requirements. If our partnership’s convention were not permitted, the IRS might contend that our partnership’s taxable income or losses must be reallocated among our Unitholders. If such a contention were sustained, your respective tax liabilities would be adjusted to your possible detriment. Our Managing General Partner is authorized to revise our partnership’s method of allocation between transferors and transferees (as well as among investors whose interests otherwise vary during a taxable period).

U.S. Federal Estate Tax Consequences

If our units are included in the gross estate of a U.S. citizen or resident for U.S. federal estate tax purposes, then a U.S. federal estate tax might be payable in connection with the death of such person. Individual U.S. Participants should consult their own tax advisors concerning the potential U.S. federal estate tax consequences with respect to our units.

U.S. Taxation of Tax-Exempt U.S. Participants of Our Units

Income recognized by a U.S. tax-exempt organization is exempt from U.S. federal income tax except to the extent of the organization’s “unrelated business taxable income”, or “UBTI”. UBTI is defined generally as any gross income derived by a tax-exempt organization from an unrelated trade or business that it regularly carries on, less the deductions directly connected with that trade or business. In addition, income arising from a “flow through” entity for U.S. federal income tax purposes that holds operating assets or is otherwise engaged in a trade or business will generally constitute UBTI. Notwithstanding the foregoing, UBTI generally does not include any dividend income, interest income (or certain other categories of passive income) or capital gains recognized by a tax-exempt organization so long as such income is not debt financed, as discussed below. Our Managing General Partner believes that our partnership will not be engaged in a trade or business, and anticipates that any operating assets held by us will be held through entities that are treated as corporations for U.S. federal income tax purposes.

The exclusion from UBTI for dividends, interest (or other passive income) and capital gains does not apply to income from “debt-financed property”, which is treated as UBTI to the extent of the percentage of such income that the average acquisition indebtedness with respect to the property bears to the average tax basis of the property for the taxable year. Gain attributable to the sale of previously debt-financed property continues to be subject to these rules for 12 months after any acquisition indebtedness is satisfied. If an entity treated as a partnership for U.S. federal income tax purposes incurs acquisition indebtedness, a tax-exempt partner in such partnership would be deemed to have acquisition indebtedness equal to its allocable portion of such acquisition indebtedness. Our partnership and Brookfield Infrastructure are not prohibited from incurring indebtedness, and at times either or both may do so. If any such indebtedness were used to acquire property by our partnership or Brookfield Infrastructure, such property would be subject to the rules described above, and, consequently, tax-exempt U.S. Participants may recognize UBTI as a result of an investment in our partnership. In addition, even if such indebtedness were not used either by our partnership or by Brookfield Infrastructure to acquire property but were instead used to fund distributions to our Unitholders, if a tax-exempt U.S. Participant used such proceeds to make an investment outside our partnership, the IRS could assert that such investment constitutes “debt-financed property” subject to the rules described above. Our Managing General Partner and the Infrastructure General Partner expect our partnership and Brookfield Infrastructure to realize some income from debt-financed property.

A tax-exempt organization is subject to U.S. federal income tax at the regular graduated rates on the net amount of its UBTI, and a tax-exempt organization deriving gross income characterized as UBTI that exceeds $1,000 in any taxable year is obligated to file a U.S. federal income tax return, even if it has no liability for that year as a result of deductions against such gross income, including an annual $1,000 statutory deduction.

The potential for having income characterized as UBTI may make our units an unsuitable investment for a tax-exempt organization. Tax-exempt U.S. Participants should consult their own tax advisors regarding all aspects of UBTI.

Investments by U.S. Mutual Funds

U.S. mutual funds that are treated as regulated investment companies, or “RIC”s, for U.S. federal income tax purposes are required, among other things, to meet an annual 90% gross income and a quarterly 50% asset value test under Section 851(b) of the U.S. Internal Revenue Code to maintain their favorable U.S. federal income tax status. The treatment of an investment by a RIC in our units for purposes of these tests will depend on whether our partnership will be treated as a “qualified publicly traded partnership”. If our partnership is so treated, then our units themselves are the relevant assets for purposes of the 50% asset value test and the net income from our units is the relevant gross income for purposes of the 90% gross income test. If, however, our partnership is not so treated, then the relevant assets are the RIC’s allocable share of the underlying assets held by our partnership and the relevant gross income is the RIC’s allocable share of the underlying gross income earned by our partnership. Whether our partnership will qualify as a “qualified publicly traded partnership” depends on the exact nature of its future investments, but our Managing General Partner believes it is likely that our partnership will not be treated as a “qualified publicly traded partnership.” RICs should consult their own tax advisors about the U.S. tax consequences of an investment in our units.

Consequences to Non-U.S. Participants

Our Managing General Partner and the Infrastructure General Partner intend to use commercially reasonable efforts to structure the activities of our partnership and of Brookfield Infrastructure to avoid generating income treated as effectively connected with a U.S. trade or business, including effectively connected income attributable to the sale of a “United States Real Property Interest”, as defined in the U.S. Internal Revenue Code. Specifically, our partnership will not make an investment directly, or through an entity which would be treated as a pass-through entity for U.S. federal income tax purposes, if our Managing General Partner believes at the time of such investment that such investment would generate income treated as effectively connected with a U.S. trade or business. If, as anticipated, our partnership is not treated as engaged in a U.S. trade or business or as deriving income which is treated as effectively connected with a U.S. trade or business, and provided that you are not yourself engaged in a U.S. trade or business, you will not be subject to U.S. tax return filing requirements and generally will not be subject to U.S. federal income tax on interest and dividends from non-U.S. sources and gains from the sale or other disposition of securities or of real property located outside of the United States derived by us.

However, there can be no assurance that the law will not change or that the IRS will not challenge our Managing General Partner’s position that our partnership is not engaged in a U.S. trade or business. If, contrary to our Managing General Partner’s expectations, our partnership is considered to be engaged in a U.S. trade or business, you would be required to file a U.S. federal income tax return even if no effectively connected income is allocable to you. Additionally if our partnership has income that is treated as effectively connected with a U.S. trade or business, you would be required to report that income and would be subject to U.S. federal income tax at the regular graduated rates. In addition, we may be required to withhold U.S. federal income tax on your share of such income. If you are a non-U.S. corporation, you also may be subject to branch profits tax at a rate of 30%, or at a lower treaty rate, if applicable.

In general, even if our partnership is not engaged in a U.S. trade or business, and assuming you are not otherwise engaged in a U.S. trade or business, you will nonetheless be subject to a withholding tax of 30% on the gross amount on certain U.S.-source income which is not effectively connected with a U.S. trade or business. Income subjected to such a flat tax rate is income of a fixed or determinable annual or periodic nature, including dividends and certain interest income. Such withholding tax may be reduced or eliminated with respect to certain types of income under an applicable income tax treaty between the United States and your country of residence or under the “portfolio interest” rules of the U.S. Internal Revenue Code, provided that you provide proper certification as to your eligibility for such treatment. Notwithstanding the foregoing, and although each non-U.S. Holder is required to provide us with a Form W-8, we nevertheless may be unable to accurately or timely determine the tax status of our investors for purposes of establishing whether reduced rates of withholding apply to some or all of our investors. In such a case, your allocable share of distributions of U.S.-source dividend and interest income will be subject to U.S. withholding tax at a rate of 30%. As such, if you would not be subject to U.S. tax based on your tax status or are eligible for a reduced rate of U.S. withholding, you may need to take additional steps to receive a credit or refund of any excess withholding tax paid on your account, which may include the filing of a non-resident U.S. income tax return with the IRS. Among other limitations applicable to claiming treaty benefits, if you reside in a treaty jurisdiction which does not treat our partnership as a pass-through entity, you may not be eligible to receive a refund or credit of excess U.S. withholding taxes paid on your account. In the event you transfer or otherwise dispose of some or all of your units, special rules may apply for purposes of determining whether you or the transferee of such units are subject to U.S. withholding taxes in respect of income allocable to, or distributions made on account of, such units and/or entitled to refunds of any such taxes withheld. See “— Administrative Matters — Certain Effects of a Transfer of units”. Additionally, under recently enacted U.S. legislation, certain payments of U.S. source income made after December 31, 2012, (including payments attributable to dispositions of property which produced (or could produce) certain U.S. source income) made to us or by us to or through non-U.S. financial institutions or non-U.S. entities, could be subject to a 30% withholding tax unless (a) the non-U.S. financial institution enters into an agreement with the IRS to provide to the IRS information concerning its direct and certain indirect U.S. account holders, or (b) in the case of other non-U.S. entities, such entity provides to the withholding agent similar information concerning its substantial U.S. beneficial owners. These rules do not apply with respect to payments from obligations that are outstanding as of March 18, 2012.  You should consult your own tax advisors regarding the treatment of U.S. withholding taxes in general and the application of the recently enacted legislation to your particular circumstances.

The disposition of our units on an established securities market by a non-U.S. Participant will not be subject to U.S. federal income tax, so long as (i) such non-U.S. Participant does not own (and is not deemed to own) more than 5% of our units, and (ii) for the calendar quarter during which such disposition occurs, our units are regularly quoted by brokers and dealers making a market in our units.  Our Managing General Partner does not intend to list our units for trading on any exchange if such listing would adversely affect the tax consequences from disposing of the units as described above.

A non-U.S. Participant who holds more than 5% of our units may be subject to special rules under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA. For purposes of determining whether a non-U.S. Participant holds more than 5% of our units, special attribution rules apply. Where a non-U.S. person who holds (or is deemed to hold) more than 5% of our units disposes of units at a time when our partnership is a U.S. Real Property Holding Corporation (“USRPHC”) (which determination includes a five year look back period) any gain will be subject to U.S. taxation at 35%, and such non-U.S. person will have a U.S. tax return filing obligation. Our Managing General Partner does not believe that our partnership is currently, or has been, a USRPHC. Our partnership is not under any obligation to avoid becoming a USRPHC or to notify Unitholders in the event that our Managing General Partner determines it becomes a USRPHC. If any Unitholder is a non-U.S. person and owns or anticipates owning more than 5% of our units, such person should consult their tax advisors. The application of the

FIRPTA rules to a non-U.S. Participant who holds (or is deemed to hold) more than 5% of our units would result in such non-U.S. Participant being liable for FIRPTA tax if such non-U.S. Participant disposes of our units at a time when we are a USRPHC or have at any time been a USRPHC within the shorter of such non-U.S. Participant’s holding period or five years preceding the disposition.

A non-U.S. tax-exempt entity generally could be subject to taxation in the U.S. on its U.S. source unrelated business taxable income and on certain trade or business income that is effectively connected with the conduct of any trade or business of our partnership or Brookfield Infrastructure in the United States. Our Managing General Partner and the Infrastructure General Partner intend to use commercially reasonable efforts to structure the activities of our partnership and Brookfield Infrastructure to avoid generating income treated as effectively connected with the conduct of a U.S. trade or business, but do expect our partnership and Brookfield Infrastructure to realize some U.S. source investment income, which, if debt-financed, would constitute unrelated business taxable income.  A non-U.S. tax-exempt entity should consult its own tax advisor to determine the U.S. federal income tax consequences with respect to an investment in our units.

The U.S. federal estate tax treatment of our units with regard to the estate of a non-citizen who is not a resident of the United States is not entirely clear. If our units are includable in the U.S. gross estate of such person, then a U.S. federal estate tax might be payable in connection with the death of such person. Individual non-U.S. Participants who are non-citizens and not residents of the United States should consult their own tax advisors concerning the potential U.S. federal estate tax consequences with regards to our units.

Administrative Matters

Tax Matters Partner

Our Managing General Partner will act as our partnership’s “tax matters partner.” As the tax matters partner, our Managing General Partner will have the authority, subject to certain restrictions, to act on our behalf in connection with any administrative or judicial review of our items of income, gain, loss, deduction or credit.

Information Returns

We have agreed to use commercially reasonable efforts to furnish to you, within 90 days after the close of each calendar year, tax information (including Schedule K-1), which describes on a U.S. dollar basis your share of our partnership’s income, gain, loss and deduction for our preceding taxable year. In preparing this information, we will use various accounting and reporting conventions, some of which have been mentioned in the previous discussion, to determine your share of income, gain, loss and deduction. The IRS may successfully contend that certain of these reporting conventions are impermissible, which could result in an adjustment to your income or loss.

We may be audited by the IRS. Adjustments resulting from an IRS audit may require you to adjust a prior year’s tax liability, and possibly may result in an audit of your own tax return. Any audit of your tax return could result in adjustments not related to our tax returns as well as those related to our tax returns.

Foreign Bank and Financial Account Reporting

U.S. persons having a financial interest in or signature authority over a financial account in a foreign country may be required to file annually with the IRS a “Report of Foreign Bank and Financial Accounts”, or an FBAR.  The IRS has recently issued guidance on the scope of the FBAR requirement.  While individual stocks are not considered “financial accounts”, commingled funds, such as mutual funds, are considered “financial accounts” for FBAR reporting purposes.  As part of the recently issued guidance, the IRS requested comments on whether an ownership interest in a PFIC should create an FBAR filing requirement.  It is not clear that an interest in our partnership will be considered an interest in a commingled fund requiring an FBAR, or that an ownership interest in a PFIC will create an FBAR reporting obligation. However, you are urged to consult your tax advisors regarding the applicability of any such reporting requirement.

Tax Shelter Regulations and Related Reporting Requirements

                If we were to engage in a “reportable transaction”, we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS in accordance with recently issued regulations governing tax shelters and other potentially tax-motivated transactions. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a “listed transaction”, or as a “transaction of interest”, or that it produces certain kinds of losses in excess of $2 million (or, in the case of certain foreign currency transactions, losses in excess of $50,000). An investment in us may be considered a “reportable transaction” if, for example, we recognize certain significant losses in the future. In certain circumstances, a Unitholder who disposes of an interest in a transaction resulting in the recognition by such holder of significant losses in excess of certain threshold amounts may be obligated to disclose its participation in such transaction. Our participation in a reportable transaction also could increase the likelihood that our U.S. federal income tax information return (and possibly your tax return) would be audited by the IRS. Certain of these rules are currently unclear, and the scope of reportable transactions can change retroactively, and, therefore, it is possible that they may be applicable in situations other than significant loss transactions.

                Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to (i) significant accuracy-related penalties with a broad scope, (ii) for those persons otherwise entitled to deduct interest on federal tax deficiencies, non-deductibility of interest on any resulting tax liability, and (iii) in the case of a listed transaction, an extended statute of limitations. We do not intend to participate in any reportable transaction with a significant purpose to avoid or evade tax, nor do we intend to participate in any listed transactions. However, no assurances can be made that the IRS will not assert that we have participated in such a transaction.

                You should consult your own tax advisors concerning any possible disclosure obligation under the regulations governing tax shelters with respect to the disposition of our units held by you.

Taxable Year

                Our partnership currently intends to use the calendar year as its taxable year for U.S. federal income tax purposes. Under certain circumstances which we currently believe are unlikely to apply, a taxable year other than the calendar year may be required for such purposes.

Constructive Termination

                Subject to the electing large partnership rules described below, our partnership will be considered to have been terminated for U.S. federal income tax purposes if there is a sale or exchange of 50% or more of our units within a 12-month period.

                A termination of our partnership would result in the close of its taxable year for all holders of our units. If you report on a taxable year other than a fiscal year ending on our partnership’s year-end, and you are otherwise subject to U.S. federal income tax, the closing of our partnership’s taxable year may result in more than 12 months of our partnership’s taxable income or loss being includable in your taxable income for the year of termination. Our partnership would be required to make new tax elections after a termination, including a new Section 754 Election. A termination could also result in penalties and other adverse tax consequences if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

Elective Procedures for Large Partnerships

                The U.S. Internal Revenue Code allows large partnerships to elect streamlined procedures for income tax reporting. This election would reduce the number of items that must be separately stated on the Schedules K-1 that are issued to the holders of our units, and such Schedules K-1 would have to be provided to holders on or before the first March 15 following the close of each taxable year. In addition, this election would prevent our partnership from suffering a “technical termination” (which would close our taxable year and require that we make a new Section 754

Election) if, within a 12-month period, there is a sale or exchange of 50% or more of our total units. Despite the foregoing benefits, there are also costs and administrative burdens associated with such an election. Consequently, as of this time, our partnership has not elected to be subject to the reporting procedures applicable to large partnerships.

Backup and Other Administrative Withholding Issues

                For each calendar year, we will report to you and to the IRS the amount of distributions that we pay, and the amount of tax (if any) that we withhold on these distributions. Under the backup withholding rules, you may be subject to backup withholding tax (at the applicable rate, currently 28%) with respect to distributions paid unless: (i) you are a corporation or come within another exempt category and demonstrate this fact when required or (ii) you provide a taxpayer identification number, certify as to no loss of exemption from backup withholding tax and otherwise comply with the applicable requirements of the backup withholding tax rules.  If you are an exempt holder, you should indicate your exempt status on a properly completed IRS Form W-9. A Non-U.S. Participant may qualify as an exempt recipient by submitting a properly completed IRS Form W-8BEN. Backup withholding is not an additional tax; the amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund from the IRS.

                If you do not timely provide us with IRS Form W-8, or W-9, as applicable, or such form is not properly completed, we may become subject to U.S. “backup” withholding taxes in excess of what would have been imposed had our partnership received certifications from all investors. For administrative reasons, and in order to maintain fungibility of our units, such excess U.S. “backup” withholding taxes, and if necessary similar items, may be treated by our partnership as an expense that will be borne by all Unitholders on a pro rata basis (e.g., since it may be impractical for us to allocate any such excess withholding tax cost to the Unitholders that failed to timely provide the proper U.S. tax certifications).  Additionally, under recently enacted U.S. legislation, certain payments of U.S. source income made after December 31, 2012, (including payments attributable to dispositions of property which produced (or could produce) certain U.S. source income) made to us or by us to or through non-U.S. financial institutions or non-U.S. entities, could be subject to a 30% withholding tax unless (a) the non-U.S. financial institution enters into an agreement with the IRS to provide to the IRS information concerning its direct and certain indirect U.S. account holders, or (b) in the case of other non-U.S. entities, such entity provides to the withholding agent similar information concerning its substantial U.S. beneficial owners. These rules do not apply with respect to payments from obligations that are outstanding as of March 18, 2012.  You should consult your own tax advisors regarding the treatment of U.S. withholding taxes in general and the application of the recently enacted legislation to your particular circumstances.

Recently Enacted Legislation Affecting Disclosure Obligations for U.S. Individuals

                United States legislation was enacted on March 18, 2010, that generally imposes new U.S. return disclosure obligations (and related penalties for failure to disclose) on U.S. individuals that hold certain specified foreign financial assets. The definition of specified foreign financial assets includes not only financial accounts maintained in foreign financial institutions, but also, unless held in accounts maintained by a financial institution, any stock or security issued by a non-U.S. person, any financial instrument or contract held for investment that has an issuer or counterparty other than a U.S. person and any interest in a foreign entity.  Prospective U.S. Participants are urged to consult their own tax advisors regarding the possible implications of this recently enacted legislation on their investment in the LP Units.

Certain Effects of a Transfer of Units

                Our partnership may allocate items of income, gain, loss, deduction and credit using a monthly or other convention, whereby any such items recognized in a given month by our partnership are allocated to our Unitholders as of a specified date of such month. Any U.S. withholding taxes applicable to dividends received by Brookfield Infrastructure (and, in turn, our partnership) will generally be withheld by our partnership only when such dividends are paid. Because our partnership generally intends to distribute amounts received in respect of dividends shortly after receipt of such amounts, it is generally expected that any U.S. withholding taxes withheld by our partnership on such amounts will correspond to our Unitholders who were allocated income and who received the distributions in respect of such amounts. Brookfield Infrastructure may invest in debt obligations or other securities for which the accrual of interest or income thereon is not matched by a contemporaneous receipt of cash. Any such accrued interest or other income would be allocated pursuant to the monthly convention described above. Consequently, our Unitholders may recognize income in excess of cash distributions received from our partnership, and any income so included by a Unitholder would increase the basis such Unitholder has in our units and would offset any gain (or increase the amount of loss) realized by such Unitholder on a subsequent disposition of its units. In addition, U.S. withholding taxes generally would be withheld by our partnership only on the payment of cash in respect of such accrued interest or other income, and, therefore, it is possible that some Unitholders would be allocated income which may be distributed to a subsequent Unitholder and such subsequent Unitholder would be subject to withholding at the time of distribution. Consequently, the subsequent Unitholder, and not the Unitholder who was allocated income, would be entitled to claim any available credit with respect to such withholding.

                Brookfield Infrastructure has invested and will continue to invest in certain Holding Entities and operating entities organized in non-U.S. jurisdictions, and income and gains from such investments may be subject to withholding and other taxes in such jurisdictions.  If any such non-U.S. taxes are imposed on income allocable to a U.S. Participant, and thereafter, such U.S. Participant disposed of its units prior to the date distributions are made in respect of such income, under applicable provisions of the U.S. Internal Revenue Code and U.S. Treasury Regulations, our Unitholder to whom such income was allocated (and not our Unitholder to whom distributions were ultimately made) would, subject to other applicable limitations, be the party permitted to claim a credit for such non-U.S. taxes for U.S. federal income tax purposes.  Complex rules may, depending on a Unitholder’s particular circumstances, limit the availability or use of foreign tax credits, and investors are urged to consult their own tax advisors regarding all aspects of foreign tax credits.

Nominee Reporting

Persons who hold an interest in our partnership as a nominee for another person are required to furnish to us:

(a)                                  the name, address and taxpayer identification number of the beneficial owner and the nominee;

(b)                                 whether the beneficial owner is (1) a person that is not a U.S. person, (2) a foreign government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing, or (3) a tax-exempt entity;

(c)                                  the amount and description of units held, acquired or transferred for the beneficial owner; and

(d)                                 specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the U.S. Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of our units with the information furnished to us.

New Legislation or Administrative or Judicial Action

                The U.S. federal income tax treatment of our Unitholders depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. You should be aware that the U.S. federal income tax rules, particularly those applicable to partnerships, are constantly under review (including currently) by the Congressional tax-writing committees, the houses of Congress and other persons involved in the legislative process, the IRS, the U.S. Treasury Department, and the courts, frequently resulting in revised interpretations of established concepts, statutory changes, revisions to regulations and other modifications and interpretations, any of which could adversely affect the value of our units and be effective on a retroactive basis. For example, changes to the U.S. federal tax laws and interpretations thereof could adversely affect the U.S. federal income tax treatment of publicly traded partnerships, including changes that make it more difficult or impossible for our partnership (or Brookfield Infrastructure) to meet the Qualifying Income Exception so as to be treated as a partnership for U.S. federal income tax purposes that is not taxable as a corporation, changes that recharacterize a partner’s share of capital gain, “qualified dividend” and portfolio interest income as ordinary income with possible withholding tax consequences and adverse federal income tax consequences, and changes that reduce the net amount of distributions available to our Unitholders. (See, for example, the discussion of pending legislation, H.R. 4213, under “Certain Material U.S. Tax Considerations — Partnership Status of our Partnership and Brookfield Infrastructure,” above.)Such changes could also affect or cause us to change the way we conduct our activities, affect the tax considerations of an investment in our partnership, change the character or treatment of portions of our partnership’s income (including changes that recharacterize certain allocations as potentially non-deductible fees) and adversely affect an investment in our units.

                Our partnership’s organizational documents and agreements permit our Managing General Partner to modify our limited partnership agreement from, time-to-time, without the consent of our Unitholders, to address certain changes in U.S. federal income tax regulations, legislation or interpretation or to elect to treat our partnership as a corporation for U.S. tax purposes. In some circumstances, such revisions could have a material adverse impact on some or all of our Unitholders.

                THE FOREGOING DISCUSSION IS NOT INTENDED AS A SUBSTITUTE FOR CAREFUL TAX PLANNING. THE TAX MATTERS RELATING TO US AND OUR UNITHOLDERS ARE COMPLEX AND ARE SUBJECT TO VARYING INTERPRETATIONS. MOREOVER, THE EFFECT OF EXISTING INCOME TAX LAWS, THE MEANING AND IMPACT OF WHICH IS UNCERTAIN AND OF PROPOSED CHANGES IN INCOME TAX LAWS WILL VARY WITH THE PARTICULAR CIRCUMSTANCES OF EACH UNITHOLDER AND IN REVIEWING THIS FORM F-3 THESE MATTERS SHOULD BE CONSIDERED. PARTICIPANTS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE U.S. FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES OF ANY INVESTMENT IN OUR UNITS.

DESCRIPTION OF LIMITED PARTNERSHIP UNITS

The LP Units are limited partnership interests in our partnership. Holders of the LP Units are not entitled to the withdrawal or return of capital contributions in respect of the LP Units, except to the extent, if any, that distributions are made to such holders pursuant to our limited partnership agreement or upon the liquidation of our partnership as described in our Annual Report on Form 20-F or as otherwise required by applicable law. Except to the extent expressly provided in our limited partnership agreement, a holder of the LP Units will not have priority over any other holder of the LP Units, either as to the return of capital contributions or as to profits, losses or distributions. Holders of the LP Units will not be granted any preemptive or other similar right to acquire additional interests in our partnership. In addition, holders of our LP Units do not have any right to have their LP Units redeemed by our partnership. For a more detailed description of the LP Units, please refer to our Annual Report on Form 20-F for the fiscal year ended December 31, 2009.

The authorized capital of BIP consists of an unlimited number of LP Units and an unlimited number of general partner units of which as at the date hereof, 63,155,680 LP Units and 1,066,928 general partnership units are issued and outstanding.

PLAN OF DISTRIBUTION

Subject to the discussion below, we will distribute LP Units purchased pursuant to the Plan as described in this prospectus. An affiliated broker of the Administrator, a registered broker-dealer, may assist in the identification of Unitholders, execute transactions in LP Units pursuant to the Plan and provide other related services, but will not be acting as an underwriter with respect to the LP Units sold under the Plan. You will pay no brokerage commissions or trading or transactions fees on LP Units purchased through the Plan with reinvested distributions. However, you may be responsible for other fees and expenses, including a handling fee and brokerage commissions and trading and transactions fees upon the sale of your LP Units that are subject to the Plan, including the sale of your LP Units upon the termination of participation in the Plan. The LP Units are currently listed for trading principally on the TSX under the symbol “BIP.UN” and the NYSE under the symbol “BIP.”

Persons who acquire LP Units through the Plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Exchange Act and may be considered to be underwriters within the meaning of the Securities Act. We will not extend to any such person any rights or privileges other than those to which he, she or it would be entitled as a participant in the Plan, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of the LP Units so purchased.

Certain of our or our Managing General Partner’s major unitholders, directors, officers or members of our management, supervisory or administration bodies may participate in the Plan.

From time to time, financial intermediaries, including brokers and dealers, and other persons may engage in positioning transactions in order to benefit from optional cash purchases or any discounts to the market price applicable to LP Units purchased pursuant to the reinvestment of distributions under the Plan. Those transactions may cause fluctuations in the trading price and volume of the LP Units. Financial intermediaries and such other persons who engage in positioning transactions may be deemed to be underwriters. We have no arrangements or understandings, formal or informal, with any person relating to the sale of the LP Units to be received under the Plan. We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible persons to eliminate practices that are inconsistent with the purpose of the Plan.

EXPENSES

The following are the estimated expenses of the offering of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.

SEC registration fee	$3,163
Transfer agent fees	45,000
Legal fees and expenses	200,000
Accounting fees and expenses	80,000
Plan Administrator fees	15,000
NYSE listing fee	13,200
Total	$356,363

INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Managing General Partner have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LEGAL MATTERS

The validity of the LP Units and certain other legal matters with respect to the laws of Bermuda will be passed upon by Appleby, Hamilton, Bermuda. As of the date hereof, the partners and associates of Appleby beneficially own, directly or indirectly, in aggregate, less than one percent of our securities.

EXPERTS

The financial statements of BIP, incorporated in this prospectus by reference from BIP’s Annual Report on Form 20-F, and the effectiveness of BIP’s internal control over financial reporting have been audited by Deloitte & Touche LLP in Canada, a firm of independent registered chartered accountants, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated and combined financial statements of Brookfield Infrastructure, as of December 31, 2009 and 2008, and for the years ended December 31, 2009, 2008 and 2007, incorporated in this prospectus by reference from BIP’s Annual Report on Form 20-F, have been audited by Deloitte & Touche LLP in Canada, a firm of independent registered chartered accountants, as stated in their report, which is incorporated herein by reference. Such consolidated and combined financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The balance sheet of the Managing General Partner as of December 31, 2009, incorporated in this prospectus by reference from BIP’s Annual Report of Form 20-F for the year ended December 31, 2009, has been audited by Deloitte & Touche LLP in Canada, a firm of independent registered chartered accountants, as stated in their report, which is incorporated herein by reference. Such balance sheet has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of ETC Holdings Ltd. and its subsidiaries as of December 31, 2009 and 2008 and for the years ended December 31, 2009, 2008 and 2007, have been audited by Ernst & Young Ltda., independent registered public accounting firm, as set forth in their report thereon.

The consolidated financial statements of Island Timberlands Limited Partnership as of December 31, 2009 and 2008 and for the years ended December 31, 2009, 2008 and 2007, incorporated in this prospectus by reference from Brookfield Infrastructure Partners L.P’s Annual Report on Form 20-F, have been audited by Deloitte & Touche LLP in Canada, a firm of independent registered chartered accountants, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Longview Timber Holdings Corp., as of December 31, 2009 and 2008 and for the years ended December 31, 2009, 2008 and for the period from April 20, 2007 to December 31, 2007, incorporated in this prospectus by reference from BIP’s Annual Report on Form 20-F for the year ended December 31, 2009, have been audited by Deloitte & Touche LLP in the United States of America, independent auditors, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Prime as of June 30, 2009 and 2008 and for the years ended June 30, 2009, 2008 and 2007, incorporated in this prospectus by reference from BIP’s Current Report on Form 6-K filed on December 22, 2009, have been audited by Deloitte Touche Tohmatsu in Australia, independent auditors, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The combined financial statements of Brookfield Global Timber Fund as of December 31, 2009 and 2008 and for the year ended December 31, 2009 and for the period from October 14, 2008 (inception) to December 31, 2008, incorporated in this prospectus by reference from BIP’s Annual Report on Form 20-F, have been audited by Deloitte & Touche LLP in Canada, a firm of independent registered chartered accountants, as stated in their report, which is incorporated herein by reference.  Such combined financial statements have been so incorporated in reliance upon the report of such firm given their authority as experts in accounting and auditing.

To our knowledge, Deloitte & Touche LLP in Canada is independent in accordance with the rules of professional conduct of the Institute of Chartered Accountants of Ontario and Ernst & Young Ltda. has complied with the SEC rules on auditor independence with respect to ETC Holdings Ltd.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

Brookfield Infrastructure L.P.

The unaudited pro forma consolidated statement of operations of Brookfield Infrastructure L.P. (“Brookfield Infrastructure”) for the year ended December 31, 2009 presents our results of operations, adjusted to give effect to:

•                          the acquisition of a 39.9% ownership interest in Prime Infrastructure Holdings Limited and a 70.8% interest in a separate private fund and associated vehicles, which hold a 49.9% economic interest in Dalrymple Bay Coal Terminal and a 100% interest in BBI Port Acquisitions (UK) Limited (the “Transaction”); and

•                          a management fee paid to Brookfield Asset Management Inc. or its affiliates for services rendered under the Master Services Agreement based on an annual base management fee of 1.25% of the market value of Brookfield Infrastructure Partners L.P., in each case, as if these transactions occurred as of January 1, 2009, and for purposes of the unaudited pro forma consolidated statement of operations.

The unaudited pro forma consolidated statement of operations has been prepared based upon currently available information and assumptions deemed appropriate by management. The unaudited pro forma consolidated statement of operations is provided for information purposes only and may not be indicative of the results that would have occurred if the transactions had been effected on the dates indicated. The unaudited pro forma consolidated statement of operations also does not project the results of operations for any future period or date.

The unaudited pro forma consolidated statement of operations should be read together with our historical consolidated and combined financial statements and related notes.

All financial data in this unaudited pro forma consolidated statement of operations is presented in U.S. dollars and, unless otherwise indicated, has been prepared in accordance with accounting generally accepted in the United States of America.

BROOKFIELD INFRASTRUCTURE L.P.

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2009

(unaudited, in millions of U.S. dollars)	Historical Financials	Investment in 39.9% Interest in Prime	Investment in Brookfield Sponsored Infrastructure Funds	Corporate Expenses	Pro Forma
		1a	1a(x)	1a(xi)
Revenues	$29.8	$—	$—	$—	$29.8
Cost of revenue	(7.5)	—	—	—	(7.5)
Depreciation expense	(7.5)	—	—	—	(7.5)
Selling, general and administrative expenses	(16.6)	—	—	(10.0)	(26.6)
Dividend income	3.5	—	—	—	3.5
Gain on sale of investment	86.8	—	—	—	86.8
Other expenses	(0.5)	—	—	—	(0.5)
Interest expense	(14.5)	—	—	—	(14.5)
Losses from equity accounted investments	(10.0)	(249.2)	(13.9)	—	(273.1)
Net income (loss) before taxes	63.5	(249.2)	(13.9)	(10.0)	(209.6)
Income tax expense	(15.7)	—	—	—	(15.7)
Net income (loss)	$47.8	$(249.2)	$(13.9)	$(10.0)	$(225.3)

BROOKFIELD INFRASTRUCTURE L.P.

NOTES TO THE PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

(UNAUDITED, IN MILLIONS OF U.S. DOLLARS)

1.                       Pro Forma Adjustments

Brookfield Infrastructure L.P.’s (“Brookfield Infrastructure”) unaudited pro forma consolidated statement of operations adjusts Brookfield Infrastructure’s consolidated statement of operations to give effect to the matters discussed in these notes.

The unaudited pro forma consolidated statement of operations does not reflect the impact of potential cost savings and other synergies or incremental costs of the acquisitions.

(a)           Unaudited Consolidated Pro Forma Statements of Operations

The unaudited pro-forma consolidated statement of operations has been prepared from the historical financial statements of Brookfield Infrastructure and Prime Infrastructure Holdings Limited (“Prime”) in effect as of January 1, 2009. The following adjustments to the historical financial statements were necessary:

•                          Conform the results of operations of Prime, which has a June 30 year end, to match the reporting period of Brookfield Infrastructure, which is December 31; and

•                          The results of operations of Prime have been prepared in accordance with Australian Accounting Standards, which include Australian equivalents to International Financial Reporting Standards (“A-IFRS”), other authoritative pronouncements of the Australian Accounting Standards Board and the Australian Corporations Act 2001. The financial statements of Prime also comply with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board. These results differ in certain material respects from accounting principles generally accepted in the United States of America (“US GAAP”).

The following is a reconciliation of Prime’s statement of operations that adjusts its reported results to the applicable period, converts its results under IFRS to US GAAP, affects the pro forma adjustments and converts the adjustments to U.S. dollars:

	Note	Year Ended December 31, 2009
Net loss for the period per IFRS (A$):(1)
Net loss for the year ended June 30, 2009		$(977.1)

Add back:
Net loss for the six month period ended December 31, 2008(1)		245.8
Subtract:
Net loss for the six month period ended December 31, 2009		(731.8)

Net loss for the period (A$)		(1,463.1)

Adjustments from IFRS to US GAAP:
Impairment of long-lived assets, net of tax	i	627.6
Revaluation of investment property	ii	(2.9)
Capitalized costs	iii	(7.5)

Net loss in accordance with US GAAP for the period (A$)		(845.9)

Pro forma adjustments:
Sale of PD Ports	iv	63.8
Sale of 49.9% economic interest in DBCT	v	(30.5)
Amortization of Europort assets	vi	(54.0)
Reduction in interest expense arising from recapitalization	vii	75.3
Reduction in corporate costs as a result of internalization of management	viii	4.3

Net loss on a pro forma basis for the period (A$)		(787.0)

Exchange rate	ix	0.7935

Net pro forma loss in accordance with US GAAP (US$)		(624.5)

Brookfield Infrastructure’s loss from equity accounted investments (US$)		$(249.2)

(1)          Net loss includes an amount in the underlying financial statements of Prime which include discontinued operations.

i.                           Under both IFRS and US GAAP, long-lived assets are to be assessed for impairment when there is an indicator of impairment. Under IFRS, an impairment is recognized and measured based on the difference between the carrying amount of a cash generating unit and the greater of its fair value less costs to sell or its value in use. US GAAP requires an entity to assess a potential impairment using a two step method. If the undiscounted cash flows from a reporting unit’s eventual disposition of the asset group exceeds the carrying value of the asset group, an impairment loss will be recognized based on the difference between the carrying value of the asset group and its fair value.

As a result, an adjustment was required to reduce the impairment charge recognized under IFRS to conform with the methodology prescribed under US GAAP.

ii.                        In accordance with International Accounting Standard 40, Prime elected to account for its investment properties using the fair value model. The fair value model required Prime to record any fair value adjustments through the statement of operations and to discontinue depreciation of the investment properties. Under US GAAP, the fair value model of accounting for investment properties is not allowed. SFAS 144 requires investment properties to be recorded at cost less accumulated depreciation. Assets held for sale are to be recorded at the lower of cost and fair value less costs to sell. As a result, adjustments are required to remove the fair value adjustments recorded by Prime under IFRS and to record depreciation expense under US GAAP.

iii.                     Reflects the expense of certain amounts that were capitalized under IFRS that do not meet the requirements for capitalization under US GAAP.

iv.                    Prime has an interest in PD Ports which has been sold from Prime to the private funds. This adjustment reflects the exclusion of the results of operations of PD Ports from Prime’s results of operation as if the disposition had occurred as of January 1, 2009.

v.                       Prime has an interest in Dalrymple Bay Coal Terminal (“DBCT”) which has been partially sold from Prime to the private funds. This adjustment reflects the exclusion of the results of operations from 49.9% of DBCT as if the partial disposition had occurred as of January 1, 2009.

vi.                    Prime had accounted for the Euroports Holdings s.à.r.l (“Euroports”) assets as held for sale and accordingly did not depreciate this asset. As a result of the acquisition, Brookfield Infrastructure Partners L.P. (“BIP”) will account for the Euroports assets as held for use. This adjustment reflects the amortization of the Euroports assets resulting from its reclassification to held for use from held for sale.

vii.                 Adjustment to reflect the reduction in interest expense as a result of the new capital structure.

viii.              Reflects the internalization of Prime management as if it had occurred as of January 1, 2009. The adjustment reflects the removal of the existing management fee and inclusion of the expected costs of the internalized management.

ix.                      The Australian dollar to US dollar exchange rates used for the year ended December 31, 2009 was 0.7935.

x.                         Reflects Brookfield Infrastructure’s 60% interest in the private funds. The amounts were determined as 60% of the historical net loss in accordance with US GAAP of the private funds in U.S. dollars.

xi.                      Reflects a charge of $10.0 million for the year ended December 31, 2009, respectively, which reflects the management fee paid by Brookfield Infrastructure to Brookfield Asset Management Inc. as manager for services rendered under the Master Services Agreement, based on an annual base management fee of 1.25% of the market value of BIP.

The above adjustments have been constructed in part from the financial statements of Prime. Prime’s financial year ends on June 30 and Brookfield Infrastructure’s financial year ends on December 31.

UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

Brookfield Infrastructure Partners L.P.

The unaudited pro forma statement of operations of BIP for the year ended December 31, 2009 presents Brookfield Infrastructure Partners L.P.’s (“BIP”) results of operations, adjusted to give effect to:

•                          the additional investment in Brookfield Infrastructure L.P.’s (“Brookfield Infrastructure”) by BIP using the net proceeds of the issuance of limited partnership units of BIP; and

•                          the effect of the other transactions reflected in the Brookfield Infrastructure’s unaudited pro forma consolidated statement of operations on the equity earnings of BIP’s interest in Brookfield Infrastructure, in each case, as if these transactions occurred as of January 1, 2009 for purposes of the unaudited pro forma statement of operations.

The unaudited pro forma statement of operations has been prepared based upon currently available information and assumptions deemed appropriate by management. The pro forma statement of operations is provided for information purposes only and may not be indicative of the results that would have occurred if the transactions had been effected on the dates indicated. The unaudited pro forma statement of operations also does not project the results of operations for any future period or date.

The unaudited pro forma statement of operations should be read together with our historical financial statements and related notes.

All financial data in these unaudited pro forma financial statements is presented in U.S. dollars and, unless otherwise indicated, has been prepared in accordance with accounting principles generally accepted in the United States of America.

BROOKFIELD INFRASTRUCTURE PARTNERS L.P.

PRO FORMA STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2009

(unaudited, in millions of U.S. dollars)	Historical	Pro Forma Adjustment		Pro Forma
Share of Brookfield Infrastructure income (loss)	$28.2	$(161.1	)(2)	$(132.9)
Net income (loss)	$28.2	$(161.1)		$(132.9)

BROOKFIELD INFRASTRUCTURE PARTNERS L.P.

NOTES TO THE PRO FORMA STATEMENT OF OPERATIONS

(UNAUDITED, IN MILLIONS OF U.S. DOLLARS)

1.                       Basis of Presentation

The accompanying unaudited pro forma statement of operations adjusts Brookfield Infrastructure Partners L.P.’s (“BIP”) historical financial statements for the year ended December 31, 2009 to give effect to the issuance of limited partnership units of BIP, the additional investment in Brookfield Infrastructure L.P. (“Brookfield Infrastructure”) by BIP using the net proceeds of the issuance of limited partnership units of BIP and the effect of the other transactions reflected in Brookfield Infrastructure’s unaudited pro forma consolidated statement of operations on the equity earnings of BIP’s interest in Brookfield Infrastructure as if such transactions occurred as of January 1, 2009 in the case of the pro forma unaudited statements of operations.

The unaudited pro forma statement of operations should be read in conjunction with Brookfield Infrastructure’s unaudited pro forma consolidated statement of operations.

2.                       Unaudited Pro Forma Statement of Operations

The unaudited pro forma statement of operations of BIP for the same periods as above are based on the recognition of BIP’s pro forma share of Brookfield Infrastructure’s pro-forma losses of $225.3 million for the year ended December 31, 2009.

Part II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.        Indemnification of Directors and Officers

The section of our Annual Report on Form 20-F for the fiscal year ended December 31, 2009, entitled “Directors and Senior Management—Indemnification; Limitations and Liability” discloses that we will generally indemnify officers, directors and affiliates of the general partner to the fullest extent permitted by the law against all losses, claims, damages, or similar events and is incorporated herein by this reference.

Item 9.        Exhibits

The following exhibits have been filed as part of this Registration Statement:

Exhibit Number	Description

4.1	Distribution Reinvestment Plan of Brookfield Infrastructure Partners L.P.
5.1	Opinion of Appleby as to the legality of the securities being registered
8.1	Opinion of Weil, Gotshal & Manges LLP regarding U.S. tax matters
8.2	Opinion of Torys LLP regarding Canadian tax matters
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Deloitte & Touche LLP
23.3	Consent of Ernst & Young Ltda.
23.4	Consent of Deloitte & Touche Tohmatsu
23.5	Consent of Appleby (contained in Exhibit 5.1)
23.6	Consent of Weil, Gotshal & Manges LLP (contained in Exhibit 8.1)
23.7	Consent of Torys LLP (contained in Exhibit 8.2)
24.1	Powers of Attorney (included on the signature pages of this Registration Statement)

Item 10.     Undertakings

The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i)            To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth above in paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the registration statement is on Form F–3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20–F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F–3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Rule 3-19 of Regulation S-X if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F–3.

(5)           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)            If the registrant is relying on Rule 430B:

(a)                                  Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(b)                                 Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)           If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.

Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)           That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)            Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)           Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)          The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)          Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual reports pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Bermuda, on this 29th day of June, 2010.

BROOKFIELD INFRASTRUCTURE PARTNERS L.P., by its general partner, BROOKFIELD INFRASTRUCTURE PARTNERS LIMITED

By:	/s/ ALEX ERSKINE
	Name:	Alex Erskine
	Title:	Director

POWERS OF ATTORNEY

Each person whose signature appears below constitutes and appoints Alex Erskine as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on this 29th day of June, 2010:

Signature	Title

/s/ SAMUEL POLLOCK	Chief Executive Officer of Brookfield Infrastructure Group Corporation (Principal Executive Officer)
Samuel Pollock
/s/ JOHN STINEBAUGH	Chief Financial Officer of Brookfield Infrastructure Group Corporation (Principal Financial and Accounting Officer)
John Stinebaugh

/s/ DEREK PANNELL	Chairman of Brookfield Infrastructure Partners Limited
Derek Pannell

/s/ ALEX ERSKINE	Director of Brookfield Infrastructure Partners Limited
Alex Erskine

/s/ JONATHAN HAGGER	Director of Brookfield Infrastructure Partners Limited
Jonathan Hagger

/s/ ARTHUR JACOBSON	Director of Brookfield Infrastructure Partners Limited
Arthur Jacobson

/s/ ANNE SCHAUMBURG	Director of Brookfield Infrastructure Partners Limited
Anne Schaumburg

/s/ DANESH VARMA	Director of Brookfield Infrastructure Partners Limited
Danesh Varma

/s/ JAMES WALLACE	Director of Brookfield Infrastructure Partners Limited
James Wallace

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form F-3 has been signed below by the undersigned, solely in its capacity as the registrant’s duly authorized representative in the United States, on this 29th day of June, 2010.

TORYS LLP

By:	/s/ ANDREW J. BECK
	Name:	Andrew J. Beck
	Title:	Partner

EXHIBIT INDEX

Exhibit Number	Description

4.1	Distribution Reinvestment Plan of Brookfield Infrastructure Partners L.P.
5.1	Opinion of Appleby as to the legality of the securities being registered
8.1	Opinion of Weil, Gotshal & Manges LLP regarding U.S. tax matters
8.2	Opinion of Torys LLP regarding Canadian tax matters
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Deloitte & Touche LLP
23.3	Consent of Ernst & Young Ltda.
23.4	Consent of Deloitte & Touche Tohmatsu
23.5	Consent of Appleby (contained in Exhibit 5.1)
23.6	Consent of Weil, Gotshal & Manges LLP (contained in Exhibit 8.1)
23.7	Consent of Torys LLP (contained in Exhibit 8.2)
24.1	Powers of Attorney (included on the signature pages of this Registration Statement)